Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

PLANAR SYSTEMS, INC.,

CORNELL ACQUISITION CORPORATION,

CLARITY VISUAL SYSTEMS, INC.,

and with respect to Article VIII and Article X only,

PAUL E. GULICK

as Shareholder Representative,

and

MELLON INVESTOR SERVICES LLC,

as Escrow Agent

July 18, 2006

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Signatories to Voting Agreement

Exhibit A-2	Form of Voting Agreement

Exhibit B	Form of Rule 145 Affiliate Agreement

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THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 18, 2006 by and among Planar Systems, Inc., an Oregon corporation (“Parent”), Cornell Acquisition Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Clarity Visual Systems, Inc., an Oregon corporation (the “Company”), and, with respect to Article VIII and Article X hereof, Paul E. Gulick, as Shareholder Representative (the “Shareholder Representative”), and Mellon Investor Services LLC, as Escrow Agent (the “Escrow Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the Merger Consideration on the terms and conditions set forth herein and (ii) all issued and outstanding options to purchase capital stock of the Company shall be assumed by Parent and converted into equivalent rights to receive consideration as set forth herein.

C. Concurrent with the execution and delivery of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Company Shareholders identified on Exhibit A-1 are entering into a Voting Agreement with Parent in the form attached hereto as Exhibit A-2 (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby and to prescribe various conditions to their respective obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

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ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Capitalized Terms. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto below:

“Aggregate Additional Amount” shall mean the difference obtained by subtracting (a) the sum of (i) the Series A Preference Amount plus (ii) the Series B Preference Amount plus (iii) the Common Stock Preference Amount from (b) the Merger Consideration.

“Aggregate Additional Amount Per Share” shall mean the quotient obtained by dividing (a) the Aggregate Additional Amount by (b) the Total Converted Outstanding Shares.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, and state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Cash Balance” shall mean the amount of cash of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet), minus the amount of cash received by the Company in payment of the exercise price of any Company Options and Company Warrants between the date of the Current Balance Sheet and the Closing Date.

“Cash Consideration” shall mean a cash amount equal to the product obtained by multiplying (a) the Merger Consideration by (b) .50.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Additional Amount” shall mean the difference obtained by subtracting (a) the sum of (i) the Series A Additional Amount plus (ii) the Series B Additional Amount from (b) the Aggregate Additional Amount.

“Common Stock Cash Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Common Stock Preference Amount plus (B) the Common Stock Additional Amount and (ii) 0.5 by (b) the Diluted Common Shares.

“Common Stock Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Common Stock Preference Amount plus (B) the Common Stock Additional Amount, and (ii) 0.5 by (b) the Diluted Common Shares, and further dividing that quotient by the Parent Signing Trading Price.

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“Common Stock Preference Amount” shall mean the product obtained by multiplying (a) $1.125 by (b) the Diluted Common Shares.

“Company Capital Stock” shall mean shares of Company Common Stock, Company Preferred Stock and any other shares of capital stock of the Company.

“Company Common Stock” shall mean shares of common stock of the Company.

“Company Debt” shall mean the amount of Indebtedness of the Company (including principal, accrued and unpaid interest and any prepayment or other similar penalties payable upon satisfaction of such debt), including the amounts owed to Silicon Valley Bank pursuant to the Company’s Senior Asset Based Line of Credit, the amounts owed to Partners for Growth pursuant to the Company’s Subordinate Line of Credit, all amounts owed to Parent in connection with the Company’s Promissory Note dated June 7, 2006, and the amount of all capital leases to which the Company is a party on the Closing Date (except for the capital lease on the building leased by Clarity SAS in St. Sernin, France), (collectively referred to as “Company Debt”) that would be required to be set forth as such on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained in the past three years, contributed to, or required to be contributed to, by an Employee, the Company or any Subsidiary for the benefit of any Employee, or with respect to which the Company or any Subsidiary has or may have any liability or obligation.

“Company Intellectual Property” shall mean any Company Intellectual Property Rights and any Technology owned by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall mean any Intellectual Property Rights, including the Company Registered Intellectual Property Rights that are owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” shall mean any changes, events, violations, inaccuracies, circumstances or effects that, individually or in the aggregate, are or are reasonably likely to be materially adverse to (a) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, in and of themselves to constitute a Company Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting the industry in which the Company operates generally or the economy in the United States or any foreign markets where the Company has material

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operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on the Company; (ii) any action required to be taken, or any omission required to be made, by the Company pursuant to the terms of this Agreement; or (iii) any change, event, violation, inaccuracy, circumstance or effect arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iii) above, inclusive, the Company has the burden of proving that a change, event, violation, inaccuracy, circumstance or effect is not a Company Material Adverse Effect because one or more of the foregoing exceptions applies.

“Company Option Plans” shall mean the Company’s 1995 Stock Incentive Plan and the Company’s Non-Qualified Stock Option Plan.

“Company Optionholders” shall mean all holders of Company Options.

“Company Options” shall mean all options to purchase or otherwise acquire shares of Company Capital Stock, whether or not vested or exercisable, that were granted or otherwise issued under the Company Option Plans.

“Company Preferred Stock” shall mean shares of Company Series A Preferred Stock, Company Series B Preferred Stock and any other shares of preferred stock of the Company.

“Company Series A Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock.

“Company Series B Preferred Stock” shall mean shares of the Company’s Series B Preferred Stock.

“Company Shareholders” shall mean holders of shares of Company Capital Stock.

“Company Stock Certificates” shall mean certificates representing shares of Company Capital Stock.

“Company Warrants” shall mean the warrants to purchase Company Capital Stock identified in Section 3.3(b)(ii) of the Company Disclosure Schedule.

“Contract” shall mean any contract, mortgage, indenture, lease, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral, which is legally binding upon the party against which enforcement is sought.

“Diluted Common Shares” shall mean the sum obtained by adding (a) the number of shares of Company Common Stock issued and outstanding at the Effective Time, and (b) the number of shares of Company Common Stock issuable upon the exercise of Company Warrants issued and outstanding at the Effective Time, if any.

“DOL” shall mean the United States Department of Labor.

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“Employee” shall mean any current, former or retired employee, consultant, contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each employment, change in control, severance, consulting, relocation, repatriation or expatriation agreement between the Company or any ERISA Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Amount” shall mean an amount in cash equal to $2.5 million plus that number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) $2.5 million by (b) the Parent Signing Trading Price.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any court, administrative agency or commission.

“Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or other similar facilities, and (d) all indebtedness of others referenced in the foregoing clauses (a), (b) and (c) directly or indirectly guaranteed in any manner by such Person, or in effect directly or indirectly guaranteed by such Person, including by way of agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights

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anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (b) all trade secrets and other rights in know-how and confidential or proprietary information; (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (f) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing as recognized anywhere in the world.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company, the actual knowledge of the Company’s directors, as well as Ron Merryman, Kris Gorriaran, Fred Hall and Ben Clifton, and (b) Parent, the actual knowledge of Parent’s directors and executive officers.

“Merger Consideration” shall mean (a) $46,160,791, plus or minus (b) the Purchase Price Adjustment.

“Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Net Working Capital” shall mean (a) all accounts receivable of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, minus (b) all accounts payable of the Company and all accrued expenses of the Company (other than Transaction Expenses) that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, (c) minus all customer deposits of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, plus (d) all inventory of the Company that would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP. All amounts identified in (a), (b), (c) and (d) above shall be determined utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet.

“Option Exchange Ratio” shall mean the quotient obtained by dividing (a) the sum of (i) the Common Stock Preference Amount plus (ii) the Common Stock Additional Amount, by (b) the Diluted Common Shares, and further dividing that quotient by the Parent Closing Trading Price.

“Oregon Law” shall mean the Oregon Business Corporation Act.

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“Parent Closing Trading Price” shall mean the volume weighted average prices of one share of Parent Common Stock on The Nasdaq National Market for the ten (10) consecutive trading days ending two (2) trading days immediately prior to the Closing Date.

“Parent Common Stock” shall mean shares of Common Stock, no par value, of Parent.

“Parent Material Adverse Effect” shall mean any changes, events, violations, inaccuracies, circumstances or effects that, individually or in the aggregate, are or are reasonably likely to be materially adverse to (a) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or any other transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, in and of themselves to constitute a Parent Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting any of the industries in which Parent operates generally or the economy in the United States or any foreign markets where Parent has material operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on Parent; (ii) Parent’s failure to meet industry analyst forecasts or expectations in and of itself (it being understood that the underlying events or circumstances (including Parent’s financial condition or results of operations) may, if applicable, be taken into account in determining whether there has been a Parent Material Adverse Effect); (iii) any change in the trading price or trading volume of Parent Common Stock in and of itself (it being understood that the underlying events or circumstances may, if applicable, be taken into account in determining whether there has been a Parent Material Adverse Effect); or (iv) any change, event, violation, inaccuracy, circumstance or effect arising from or attributable to the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (iv), inclusive, Parent has the burden of proving that a change, event, violation, inaccuracy, circumstance or effect is not a Parent Material Adverse Effect because one or more of the foregoing exceptions applies.

“Parent Signing Trading Price” shall mean $12.07.

“Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens for work not yet completed, (e) liens in favor of customs and revenue authorities arising as a matter of applicable law to secure payments of customs duties in connection with the importation of goods, (f) liens in favor of any of the Company’s (or any Subsidiary of the Company) lenders relating to Company Debt and (g) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

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“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

“Pro Rata Portion” shall mean a fraction, (a) the numerator of which is the value of Merger Consideration payable or issuable to such Company Shareholder pursuant to this Agreement (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of such Company Shareholder pursuant to this Agreement), and (b) the denominator of which is the value of the Merger Consideration payable or issuable to all Company Shareholders pursuant to this Agreement (without taking into account the deduction of any Escrow Amount to be deposited with the Escrow Agent on behalf of all Company Shareholders pursuant to this Agreement). For purposes of calculating a Company Shareholder’s Pro Rata Portion and the value of Merger Consideration, Parent Common Stock shall be valued based upon the Parent Signing Trading Price.

“Purchase Price Adjustment” shall mean the positive or negative dollar amount equal to: (a) the sum of (i) the positive or negative amount of the Cash Balance less $2,570,289, (ii) the positive or negative amount of the Net Working Capital less $11,638,793, and (iii) the positive or negative amount of $8,409,498 less the Company Debt (in the case of each of the Cash Balance, the Net Working Capital and Company Debt, as reflected in the Estimated Closing Balance Sheet); plus (b) an amount equal to the product obtained by multiplying (i) $3.00 by (ii) the number of shares of Company Common Stock issued upon the exercise of Company Options during the period from May 31, 2006 through the Closing Date, minus (c) the Transaction Expenses (solely if (and to the extent) that any such Transaction Expenses have not been paid by the Company prior to the Effective Time), as reflected in the Estimated Closing Balance Sheet.

“Registered Intellectual Property Rights” shall mean the United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyrights and (d) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Additional Amount” shall mean the product obtained by multiplying (a) the Aggregate Additional Amount Per Share by (b) the Series A Conversion Shares.

“Series A Cash Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series A Preference Amount plus (B) the Series A Additional Amount and (ii) 0.5 by (b) the number of shares of Company Series A Preferred Stock issued and outstanding at the Effective Time.

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“Series A Conversion Shares” shall mean the number of shares of Company Common Stock issuable upon conversion of the Company Series A Preferred Stock.

“Series A Preference Amount” shall mean the product obtained by multiplying (a) $2.25 by (b) the number of shares of Company Series A Preferred Stock issued and outstanding at the Effective Time.

“Series A Stock Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series A Preference Amount plus (B) the Series A Additional Amount, and (ii) 0.5 by (b) the number of shares of Company Series A Preferred Stock issued and outstanding at the Effective Time, and further dividing that quotient by the Parent Signing Trading Price.

“Series B Additional Amount” shall mean the product obtained by multiplying (a) the Aggregate Additional Amount Per Share by (b) the Series B Conversion Shares.

“Series B Cash Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series B Preference Amount plus (B) the Series B Additional Amount and (ii) 0.5 by (b) the number of shares of Company Series B Preferred Stock issued and outstanding at the Effective Time.

“Series B Conversion Shares” shall mean the number of shares of Company Common Stock issuable upon conversion of the Company Series B Preferred Stock.

“Series B Preference Amount” shall mean the product obtained by multiplying (a) $7.25 by (b) the number of shares of Company Series B Preferred Stock issued and outstanding at the Effective Time

“Series B Stock Exchange Ratio” shall mean the quotient obtained by dividing (a) the product of (i) the sum of (A) the Series B Preference Amount plus (B) the Series B Additional Amount, and (ii) 0.5 by (b) the number of shares of Company Series B Preferred Stock issued and outstanding at the Effective Time, and further dividing that quotient by the Parent Signing Trading Price.

“Software” shall mean any and all computer software and code, including applets, applications, operating systems, libraries, assemblers, compilers, design tools, source code, object code, data (including image and sound data) and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Stock Consideration” shall mean that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing (a) the product obtained by multiplying (i) the Merger Consideration by (ii) .50, by (b) the Parent Signing Trading Price.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership)

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or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

“Tax” shall mean (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such items, (b) any liability for the payment of any items of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (c) any liability for the payment of any items of the type described in clauses (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such items and including any liability for taxes of a predecessor entity.

“Technology” shall mean any or all of the following: (a) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in Software or otherwise, documentation, designs, files, records and data; (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (d) databases, data compilations and collections and technical data; (e) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (f) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

“Total Converted Outstanding Shares” shall mean the sum of (a) the Diluted Common Shares plus (b) the Series A Conversion Shares plus (c) the Series B Conversion Shares.

“Transaction Expenses” shall mean an amount equal to the sum of: (a) all third party fees and expenses incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers, accountants and auditors), plus (b) all fees and amounts paid or payable to holders of Company Warrants at or prior to the Effective Time.

“Triggering Event” shall mean (a) the Company or any Representative of the Company shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2 of this Agreement; (b) the board of directors of the Company withholds, withdraws, amends or modifies the Company Board Recommendation, or fails to reaffirm the Company Board Recommendation within ten (10) business days (in the event the Company Shareholders’ Meeting is scheduled to be held prior to the expiration of such ten (10) business day period, then as far in advance of such meeting as is reasonably practicable) after Parent requests in writing that such recommendation be reaffirmed; (c) the Company shall have failed to include in the

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Form S-4 Registration Statement the Company Board Recommendation; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; or (e) the Company shall have executed and delivered any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (other than confidentiality agreements permitted by this Agreement).

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Term	Section
Acquisition Proposal	5.2(b)
Agreement	Preamble
Articles of Merger	2.2(b)
Blue Sky Laws	3.6
Closing Date	2.2(a)
Closing	2.2(a)
Company	Preamble
Company Authorizations	3.16
Company Board Recommendation	6.2(b)
Company Disclosure Schedule	Article III
Company Financial Statements	3.7(a)
Company Indemnified Party	6.17
Company Products	3.13(a)
Company Registered Intellectual Property Rights	3.13(b)
Company Representatives	5.2(a)
Company Source Code	3.13(x)
Company Subsidiary Securities	3.2(b)
Conflict	3.5
Current Balance Sheet	3.7(a)
Dissenting Share Payments	2.7(c)
Dissenting Shares	2.7(a)
Effective Time	2.2(b)
Environmental Permits	3.20(c)
Escrow Agent	Preamble
Escrow Fund	8.5(a)
Escrow Period	8.5(b)
Estimated Closing Balance Sheet	6.7(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Export Approvals	3.30
Final Closing Balance Sheet	6.7(c)
Hazardous Material	3.20(a)
Hazardous Materials Activities	3.20(b)
HSR Act	3.6
Inbound License Agreements	3.13(n)
Indemnified Parties	8.2

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Indemnifying Parties	8.2
Interested Party	3.15(a)
Lease Agreements	3.12(b)
Leased Real Property	3.12(a)
Letter of Transmittal	2.8(c)
Liens	3.10(h)
Loss	8.2
Losses	8.2
Merger	2.1
Merger Sub	Preamble
Nondisclosure Agreement	10.3
Offer Letter	6.9(a)
Officer’s Certificate	8.4(a)
Open Source Materials	3.13(t)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.9
Parent SEC Documents	4.8
Permit	3.6
PTO	3.13(b)
Requisite Shareholder Approval	3.4(a)
RoHS Directive	3.20(f)
Rule 145 Affiliate	6.14
Rule 145 Affiliate Agreement	6.14
Section 280G Payments	3.22(h)
Shareholder Representative	Preamble
Significant Customer	3.27
Significant Supplier	3.27
Spreadsheet	6.7(b)
Superior Proposal	6.2(b)
Survival Date	8.1
Surviving Corporation	2.1
Tax Returns	3.10(a)
Terminated Company Employee Plans	6.9(b)
Termination Fee	9.3(b)
Threshold	8.3(d)
Unaudited Company Financial Statements	3.7(a)
Voting Agreement	Preamble
WEEE Directive	3.20(f)

1.3 Interpretations.

(a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

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(b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) All references in this Agreement to the Company shall be deemed to refer to the Company and its Subsidiaries unless the context otherwise requires.

(e) All references in this Agreement to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(f) All references in this Agreement to “parties” shall not be deemed to include the Escrow Agent unless specifically included therein.

(g) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II.

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Oregon Law, the Company shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation. The Merger Sub as the surviving corporation after the Merger is sometimes referred herein to as the “Surviving Corporation.”

2.2 Closing and Effective Time.

(a) Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place on a business day following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), designated by Parent, at the offices of Ater Wynne LLP, 222 SW Columbia, Suite 1800, Portland, Oregon, unless another time and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Oregon articles of merger in customary form and substance for the Merger (the “Articles of Merger”) in accordance with the applicable provisions of Oregon Law. The time of filing of the Articles of Merger is referred to herein as the “Effective Time.”

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2.3 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in Merger Sub as the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of Merger Sub as the Surviving Corporation.

2.4 Articles of Incorporation and Bylaws.

(a) Articles of Incorporation of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 6.17, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Oregon Law and as provided in such articles of incorporation.

(b) Bylaws of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, subject to Section 6.17, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Oregon Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Oregon Law, the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6 Effect of Merger on Capital Stock.

(a) Merger Sub Capital Stock. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

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(c) Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Shareholder, each share of Company Capital Stock (other than any Dissenting Shares and any shares of Company Capital Stock to be cancelled pursuant to Section 2.6(b)) shall, upon surrender of the certificate representing such share of Company Capital Stock in the manner set forth in Section 2.8, be canceled and extinguished and converted automatically into the right to receive:

(i) each share of Company Series A Preferred Stock shall be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Series A Cash Exchange Ratio, and (B) a number of Shares of Parent Common Stock equal to the Series A Stock Exchange Ratio;

(ii) each share of Company Series B Preferred Stock shall be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Series B Cash Exchange Ratio, and (B) a number of Shares of Parent Common Stock equal to the Series B Stock Exchange Ratio;

(iii) each share of Company Common Stock shall be converted automatically into the right to receive (A) an amount of cash (without interest) equal to the Common Stock Cash Exchange Ratio, and (B) a number of Shares of Parent Common Stock equal to the Common Stock Exchange Ratio;

(d) Company Warrants. At the Effective Time, each then outstanding Company Warrant, whether or not exercisable as of immediately prior to, or as of, the Effective Time, shall terminate and cease to be outstanding and exercisable. Prior to the Effective Time, the Company shall take all action reasonably necessary to effect the transactions anticipated by this Section 2.6(d) under all Company Warrant agreements or arrangements, including by giving any required notice and obtaining any waivers or consents required to effect the transactions anticipated by this Section 2.6(d) without breaching any Company Warrant agreement.

(e) Company Options.

(i) Except as otherwise provided in this Section 2.6(e), at the Effective Time, each then outstanding Company Option, whether or not vested or exercisable as of immediately prior to, or as of, the Effective Time, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall generally continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement, the Company Option Plans and other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that each Company Option so assumed by Parent shall thereupon become exercisable (or shall become exercisable in accordance with its terms) for (x) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (1) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (2) the Option Exchange Ratio, at (y) an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option immediately prior to the Effective Time, divided by (2) the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

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(ii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 2.6(e) under the Company Option Plans, all Company Option agreements and any other plan or arrangement of the Company, including by giving any required notice, obtaining any required consent contemplated thereby, and causing any applicable plan, agreement or arrangement, including any Change in Control Agreement, to be amended or otherwise modified to terminate any right to receive anything other than Parent Common Stock upon exercise of any Company Option assumed by Parent pursuant to this Section 2.6(e). Notice to holders of Company Options that are being assumed by Parent pursuant to Section 2.6(e)(i) shall set forth such Company Optionholders’ rights pursuant to the applicable Company Option Plan(s) and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.6(e)(i) at the Effective Time).

(f) Escrow Amount. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold the Escrow Amount from the Merger Consideration otherwise payable pursuant to this Agreement to the Company Shareholders. At the Closing, Parent shall cause the Escrow Amount to be deposited with the Escrow Agent. Each Company Shareholder shall be deemed to have contributed such holder’s Pro Rata Share of the Escrow Amount, to be held by the Escrow Agent pursuant hereto. The Escrow Amount shall be held in and distributed in accordance with the provisions of Article VIII. The Escrow Agent shall hold the Escrow Amount as security for the indemnification obligations of the Indemnifying Parties hereunder in accordance with the terms and conditions set forth herein.

(g) Withholding Taxes. Parent, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirement. Any such deduction shall be withheld first from the Cash Consideration payable pursuant to this Agreement and, to the extent that such cash amounts are insufficient, from the Stock Consideration issuable pursuant to this Agreement, it being understood and hereby agreed that the number of shares of Parent Common Stock to be so deducted from the Stock Consideration shall be determined by dividing the amount required to be so deducted or withheld by the Parent Signing Trading Price. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof each Company Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (determined after aggregating all fractional shares of Parent Common Stock that would otherwise be receivable by such Company Shareholder pursuant to the Merger in respect of all shares of Company Capital Stock held by such Company Shareholder) shall, upon surrender of such holder’s Company

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Stock Certificates, be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction by (ii) the Parent Signing Trading Price.

2.7 Dissenting Shares for Holders of Company Capital Stock.

(a) Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Oregon Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration payable and issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Oregon Law.

(b) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration payable or issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of Oregon Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or if directed to do so by a court order or judgment, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) shall make any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable or issuable in respect of such shares under this Agreement, or (ii) incurs any other costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to indemnification in respect of such Dissenting Share Payments pursuant to Article VIII.

2.8 Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, or another bank or trust company selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash and Parent Common Stock. At the Closing, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Agreement: (A) an amount of cash equal to the Cash Consideration (less the cash portion of the Escrow Amount), and (B) a number of shares of Parent Common Stock equal to the Stock Consideration (less the stock portion of the Escrow Amount) (together, such Cash Consideration and Stock Consideration, the “Exchange Fund”), and (ii) Parent shall deposit with the Escrow Agent the Escrow Amount.

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(c) Exchange Procedures. After the Closing, Parent shall mail a letter of transmittal (the “Letter of Transmittal”), in such form and having such provisions as Parent may reasonably determine (including (i) that the delivery shall be effected, and risk of loss and title to the shares of Company Capital Stock shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent, and (ii) that each Company Shareholder shall acknowledge (A) such shareholder’s indemnification obligations under this Agreement, (B) the deposit of such shareholder’s Pro Rata Portion of the Escrow Amount into the Escrow Fund as security for such indemnification obligations, and (C) the appointment of the Shareholder Representative under this Agreement, to act for and on behalf of such Company Shareholder as set forth herein), and instructions for use in effecting the surrender of the Company Stock Certificates in exchange for (and as a condition precedent to) receipt of the cash payable and certificates representing shares of Parent Common Stock issuable pursuant to this Agreement by each Company Shareholder at the address set forth opposite each such Company Shareholder’s name on the Spreadsheet (or, upon written instruction from a Company Shareholder so directing the Exchange Agent and accompanied by payment for any associated fees and expenses delivered to Exchange Agent at the time of delivery of the stock certificates, delivery of such shares of Parent Common Stock electronically to such requesting Company Shareholder’s brokerage account in accordance with the Exchange Agent’s customary policies and procedures). Subject to the terms of this Agreement, upon the surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent as promptly as practicable (and in any event no later than ten (10) business days) following the date all required documentation has been delivered to the Exchange Agent in exchange therefor, (i) cash in an amount equal to the portion of the Cash Consideration to which such holder is entitled pursuant to this Agreement (without interest), less such holder’s Pro Rata Portion of Escrow Amount, and (ii) a certificate representing the portion of the Stock Consideration to which such holder is entitled pursuant to this Agreement, (iii) cash in lieu of any fractional shares to which such holder is entitled pursuant to this Agreement, and (iv) any dividends or other distributions to which such holder is entitled pursuant to this Agreement, and the Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, from and after the Effective Time and for all corporate purposes, to evidence only the right to receive the foregoing Merger Consideration, fractional shares and dividends and other distributions.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate as provided above. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor along with cash and payment in lieu of fractional shares payable pursuant to this Agreement at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

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(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock are to be issued pursuant to this Agreement to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required under applicable law by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Adjustments to Exchange Ratios. The exchange ratios set forth herein shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to the Company Shareholders pursuant to this Agreement. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company Shareholders pursuant to this Agreement shall promptly be paid to Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Cash Consideration payable at Closing less amounts previously paid to holders of Company Stock Certificates pursuant to this Agreement.

(i) Exchange Agent to Return Cash Consideration. At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to this Agreement, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent only as general creditors thereof with respect to any and all cash amounts and shares of Parent Common Stock that may be payable or issuable to such holders of Company Stock Certificates pursuant to this Agreement upon the due surrender of such Company Stock Certificates and duly

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executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.8(i) and that are subsequently delivered to the holders of Company Stock Certificates.

2.9 No Further Ownership Rights in Company Capital Stock. The cash and shares of Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon (a) the making of an affidavit of that fact by the holder thereof, (b) the execution of an indemnification agreement in customary form and substance reasonably satisfactory to Parent, and (c) if required by the transfer agent for Parent Common Stock in accordance with its customary policies, the payment of a bond in an amount to be determined by such transfer agent in accordance with its customary policies, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed, the amount of cash and certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to this Agreement, cash for fractional shares, if any, as may be required pursuant to this Agreement and any dividends or distributions payable pursuant to this Agreement.

2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.12 Tax Consequences. (i) The Merger is intended to qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code; (ii) the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and (iii) each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code. However, Parent makes no representations or warranties to the Company or to any securityholder of the Company regarding the tax treatment of the Merger, or any of the Tax consequences to the Company or any securityholder of the Company relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that it and its securityholders are relying solely on their own Tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are specifically disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, dated as of the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood and hereby agreed that (i) the information set forth in the Company Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Company Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article III:

3.1 Incorporation, Standing and Power. The Company is a corporation duly incorporated and validly existing under the laws of the state of Oregon. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has delivered a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent or its advisors. Section 3.1 of the Company Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any trade name, other than “Clarity Visual Systems, Inc.”

3.2 Subsidiaries

(a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary of the Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. All Subsidiaries of the Company and their jurisdictions of organization are set forth in Section 3.2 of the Company Disclosure Schedule.

(b) Each Subsidiary of the Company is wholly owned by the Company, directly or indirectly, free and clear of any lien (other than Permitted Liens) and free and clear of

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any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

(c) Except as disclosed in Section 3.2 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

3.3	Company Capital Structure.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 8,215,318 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Company Preferred Stock, of which (i) 1,777,224 are designated Company Series A Preferred Stock, of which 1,732,857 shares are issued and outstanding as of the date hereof, and (ii) 965,517 shares are designated Company Series B Preferred Stock, of which 902,055 shares are issued and outstanding as of the date hereof. The preference payable upon liquidation of the Company with respect to each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock is $1.125, $2.25 and $7.25, respectively. As of the date hereof, the Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.3(a) of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal, state and foreign securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. As of the date of this Agreement, the Company has no other capital stock authorized, issued or outstanding other than as set forth in Section 3.3(a) of the Company Disclosure Schedule.

(b) Except for the Company Option Plans, the Company has never adopted or maintained any other Company stock option plan or other plan providing for equity compensation of any Person. The Company has not granted any options or other compensation rights to purchase or acquire Company Capital Stock other than pursuant to the Company Option Plans. The Company has reserved 3,705,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted and the grant of restricted stock awards under the Company Option Plans, of which (i) 2,871,694 shares are issuable, as of the date hereof, upon the exercise of outstanding,

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unexercised options (whether vested or unvested) granted under the Company Option Plans, (ii) 621,915 shares have been issued, as of the date hereof, upon the exercise of options granted under the Company Option Plans and (iii) no shares of Company Common Stock have been issued pursuant to restricted stock agreements under the Company Option Plans and are issued and outstanding on the date hereof and are included in the Company Common Stock outstanding as reflected in Section 3.3(a) above. Section 3.3(b)(i) of the Company Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, the extent vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. All Company Options have been issued in compliance with all applicable federal, state and foreign securities laws. Section 3.3(b)(ii) of the Company Disclosure Schedule sets forth for each outstanding Company Warrant, the name of the holder of such warrant, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon exercise of such warrant, the exercise price of such warrant, and a description of any other material terms of such warrant. Except for the Company Options set forth in Section 3.3(b)(i) of the Company Disclosure Schedule and the Company Warrants set forth in Section 3.3(b)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The forms of agreement pursuant to which such Company Options have been issued have been provided to Parent or its advisors. The forms of agreement pursuant to which Company Warrants have been issued have been provided to Parent or its advisors. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as contemplated by the Voting Agreements, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. All holders of Company Options are current or former employees or directors of the Company.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest, applicable rate of interest, term, and any applicable prepayment penalties, fees or expenses in excess of $25,000 individually or $100,000 in the aggregate on all Indebtedness of the Company outstanding on the date hereof, except as described in Section 3.3(d) of the Company Disclosure Schedule.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest on all loans outstanding on the date hereof from any affiliate of the Company.

3.4	Authority; Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the

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consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the affirmative approval of the Merger, this Agreement and the transactions contemplated hereby by (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, and (ii) the holders of sixty six and two thirds percent of the outstanding shares of Company Series B Preferred Stock, voting together as a single class (the “Requisite Shareholder Approval”). The Requisite Shareholder Approval is the only approval of the Company Shareholders that is necessary to approve and adopt this Agreement and the transactions contemplated hereby under applicable law, the Company’s articles of incorporation and bylaws and any material Contract to which the Company is a party. As of the date of this Agreement, the board of directors of the Company has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) declared advisable this Agreement and approved this Agreement and the transactions contemplated hereby, and (iii) determined to recommend that the Company Shareholders adopt this Agreement and approve the Merger.

(b) This Agreement and the agreements contemplated hereby to which the Company is or will be a party have been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.5 No Conflict. The execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the articles of incorporation or bylaws of the Company, (b) any material Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets. Following the Effective Time, the Surviving Corporation, will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company and its Subsidiaries are not required to obtain any consent, notice, waiver or approval from any party to any such material Contract in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby.

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3.6 Governmental Consents. No consent, waiver, approval, order, permit or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the applicable requirements, if any, of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”), (b) if applicable, the rules and regulations of The Nasdaq Stock Market, Inc., (c) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other similar anti-trust requirements of foreign Governmental Authorities, and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

3.7 Company Financial Statements.

(a) Section 3.7 of the Company Disclosure Schedule sets forth (i) the Company’s balance sheets as of December 31, 2005 and 2004, and the related audited statements of income and cash flows and Company Shareholders’ equity for the twelve month periods then ended, and (ii) a balance sheet as of May 31, 2006 and the related unaudited statements of income and cash flows and Company Shareholders’ equity for the five month period then ended (the “Unaudited Company Financial Statements” and, together with audited financial statements referred to above, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Unaudited Company Financial Statements do not contain footnotes and other presentation items that may be required by GAAP). The Company Financial Statements present fairly in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of Unaudited Company Financial Statements to (i) the absence of footnotes and (ii) normal year-end adjustments which would not be material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of May 31, 2006 is referred to herein as the “Current Balance Sheet.”

(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. The Company has no Knowledge of, and the Company’s independent auditors have not identified to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls used by the Company which are reasonably likely to adversely

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affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

3.8 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable), except for (a) liabilities and other obligations that are reflected on or reserved against the Current Balance Sheet, (b) liabilities and other obligations that have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and prior to the date hereof, (c) liabilities and other obligations that arise subsequent to the date hereof in the ordinary course of business consistent with past practice, and (d) liabilities and other obligations disclosed in Section 3.8 of the Company Disclosure Schedule.

3.9 No Changes. Between the date of the Current Balance Sheet and the date of this Agreement, there has not been, occurred or arisen any:

(a) material transaction by the Company or its Subsidiaries, except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the articles of incorporation or bylaws of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement;

(c) capital expenditure or commitment by the Company or its Subsidiaries exceeding $50,000 individually or $100,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $100,000 in the aggregate, of any claim, liability or obligation (whether fixed or accrued, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on or reserved against in the Current Balance Sheet and current liabilities incurred since the Current Balance Sheet;

(e) change in accounting policies or procedures (including any change in reserves for excess or obsolete inventory, doubtful accounts or other reserves, or depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP;

(f) change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(g) revaluation by the Company or its Subsidiaries of any of its assets (whether tangible or intangible);

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(h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(i) material increase in the salary or other compensation payable or to become payable by the Company or its Subsidiaries to any of their officers, directors or Employees or the declaration, payment or commitment or obligation of any kind for the payment by the Company or its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person (except pursuant to the Company’s pre-existing bonus plans and amounts earned thereunder as previously disclosed to Parent);

(j) any termination or extension, or any amendment, waiver or modification of the terms, of any Contract required to be disclosed in Section 3.14 of the Company Disclosure Schedule (other than terminations in connection with the scheduled end of the term of such Contract);

(k) except in the ordinary course of business consistent with past practices, sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or its Subsidiaries, including the sale of any accounts receivable of the Company or its Subsidiaries, or any creation of any Lien (other than Permitted Liens) in such assets or properties;

(l) loan by the Company or its Subsidiaries to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), incurring by the Company or its Subsidiaries of any indebtedness for money borrowed, guaranteeing by the Company or its Subsidiaries of any indebtedness for money borrowed, issuance or sale of any debt securities of the Company or its Subsidiaries or guaranteeing of any debt securities of others, except for trade payables and advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(m) waiver or release of any material right or claim, including any write-off, discount or other compromise of any account receivable of the Company or its Subsidiaries, other than write-offs of accounts receivable in the ordinary course of business consistent with past practices;

(n) the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiaries;

(o) notice of any claim or potential claim of ownership by any Person other than the Company or its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or its Subsidiaries or of infringement by the Company or its Subsidiaries of any other Person’s Intellectual Property Rights;

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(p) (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any Person, other than in the ordinary course of business, or (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any Person (other than the Company), other than ordinary course shrink wrap software agreements for internal operations, (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;

(q) circumstance, change, event or effect of any character that is or is reasonably likely to be material and adversely affect the Company; or

(r) written or oral agreement by the Company or its Subsidiaries, or any officer or employee on behalf of the Company or its Subsidiaries, to do any of the things described in the preceding clauses (a) through (q), inclusive, of this Section 3.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.10	Tax Matters.

(a) The Company and its Subsidiaries have prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) required to be filed by them and relating to any and all Taxes concerning or attributable to the Company or its Subsidiaries or their respective operations, and all such Tax Returns are, in all material respects, true and correct and have been completed in accordance with applicable law.

(b) The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other Person.

(c) The Company and its Subsidiaries have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of the Company or its Subsidiaries is presently in progress, nor has the Company or its Subsidiaries been notified of any request for such an audit or other examination.

(e) To the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(f) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Current Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Current Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practices.

(g) The Company has delivered to Parent copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries filed or received for all periods since December 31, 1998.

(h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company or its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(i) None of the Company’s or any of its Subsidiaries’ assets are treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code (or any corresponding or similar provision under state, local or foreign law).

(j) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) has ever been a party to any tax sharing, indemnification or allocation agreement, (iii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any corresponding or similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, or (iv) has ever been a party to any joint venture, partnership or other arrangement that is reasonably likely to be treated as a partnership for Tax purposes.

(k) Neither the Company nor any of its Subsidiaries has ever been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) No material adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any taxing authority to the Company, its Subsidiaries or any representative thereof.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part by Sections 355 and 361 of the Code.

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(n) Neither the Company nor any of its Subsidiaries currently has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o) None of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code (or any corresponding or similar provision under state, local or foreign law) or under any other provision of applicable law.

(p) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(q) Neither the Company nor any of its Subsidiaries will be required to include any material income or gain or exclude any material deduction or loss from Taxable income as a result of (i) any change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision under state, local or foreign law), (ii) any closing agreement under Section 7121 of the Code executed prior to the Closing (or any corresponding or similar provision under state, local or foreign law), (iii) any intercompany transaction or excess loss account described in Treasury Regulations Section 1502 (or any corresponding or similar provision under state, local or foreign law), (iv) any installment sale or open transaction disposition made on or prior to the Closing, or (v) any prepaid amount received on or prior to the Closing.

(r) No Company Shareholder holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(s) There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding or similar provision under state, local or foreign law).

(t) Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.11 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company and its Subsidiaries that has, or may reasonably be expected to have, the effect of prohibiting or impairing any material business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, or otherwise limit the Company’s or its Subsidiaries’ ability to engage in any line of business or compete with

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or hire any Person. Without limiting the generality of the foregoing, neither the Company nor its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from selling, licensing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

3.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company and its Subsidiaries do not own any real property, nor has the Company or its Subsidiaries ever owned any real property. Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company and its Subsidiaries or otherwise used or occupied by the Company and its Subsidiaries for the operation of its businesses (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the square footage of the premises leased thereunder and the aggregate annual rental payable under any such lease.

(b) The Company and its Subsidiaries have provided Parent with access to true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property, affecting any Leased Real Property or to which the Company or its Subsidiaries is bound. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Parent. Neither the Company nor its Subsidiaries has transferred or assigned any interest in any such Lease Agreement, nor has the Company or its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. All Lease Agreements are valid and enforceable (subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). The Company and its Subsidiaries are not in default of any Lease Agreement, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default of any material term under any Lease Agreement. Neither the Company nor its Subsidiaries has received any notice in writing of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the transactions contemplated hereby will not affect the enforceability against any Person of any Lease Agreement or the rights of the Company, its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c) Each Leased Real Property and all of its operating systems is suitable for the conduct of the business as presently conducted. No law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of any Leased Real Property in its present manner. No Lease Agreement will require the Company or its Subsidiaries to incur costs or expenses in excess of $50,000 for restoration of the premises subject to such Lease Agreement upon termination of such Lease Agreement.

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(d) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the personal properties and tangible assets, used, held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet and Liens securing debt that is reflected on the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith, (iii) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, and (iv) Permitted Liens.

(e) All material items of equipment owned or leased by the Company and its Subsidiaries are (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, software or service offerings that have been sold, distributed, made commercially available, provided or otherwise disposed of by or for the Company or its Subsidiaries to third parties since January 1, 2003 or which the Company or its Subsidiaries, as of the date hereof, plans to sell, distribute, make commercially available, provide or otherwise dispose of in the next twelve (12) months, including any products or service offerings under development (collectively, “Company Products”).

(b) Section 3.13(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company and its Subsidiaries as of the date hereof (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property which proceedings or actions are pending as of the date hereof.

(c) All necessary documents and certificates in connection with Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, as required under applicable law for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company or its Subsidiaries within one hundred twenty (120) days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. The Company and its Subsidiaries have not claimed “small business status” in the application for or registration of any Registered Intellectual Property Rights.

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(d) In each case in which the Company or its Subsidiaries has acquired or purported to acquire ownership of any Technology or Intellectual Property Right that is material to the conduct of the Company’s or its Subsidiaries’ business from any Person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights to the Company (or its Subsidiaries). To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or its Subsidiaries with the relevant Governmental Authority.

(e) The Company has no Knowledge of any facts or circumstances that would render any Company Registered Intellectual Property Rights invalid or unenforceable.

(f) All Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries presently conducted or currently contemplated to be conducted as of the date hereof is, and, as of immediately following the Effective Time will be, fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party, exclusive of any encumbrances created by Surviving Corporation and/or Parent.

(g) Each item of Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted is free and clear of any Liens except for (i) non-exclusive licenses to use Company Products granted to end-user customers in the ordinary course of business and consistent with past practices, (ii) any rights or licenses granted pursuant to any of the Contracts listed in Section 3.13(o) of the Company Disclosure Schedule, and (iii) Permitted Liens. The Company and its Subsidiaries are the exclusive owner or exclusive licensee of all Company Intellectual Property Rights. Without limiting the generality of the foregoing, (i) the Company and its Subsidiaries are the exclusive owners of all Trademark registrations that are included within Company Registered Intellectual Property Rights and (ii) the Company and its Subsidiaries own exclusively, and have good title to, all copyrighted works that the Company and its Subsidiaries purport to own.

(h) The Company and its Subsidiaries have not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Technology or material Intellectual Property Right that is or was Company Intellectual Property, to any other Person. The Company and its Subsidiaries have not allowed the Company’s rights in material Technology or material Intellectual Property Right that is or was Company Intellectual Property to lapse or enter the public domain.

(i) All Company Intellectual Property used by the Company and its Subsidiaries in the conduct of business of the Company and its Subsidiaries as such is presently conducted was written, invented, developed and created solely by either (i) employees of the Company and its Subsidiaries acting within the scope of their employment or (ii) by third parties who have assigned all of their rights, including Intellectual Property Rights therein, to the Company or its Subsidiaries, and no third party owns or has any rights to any such Company Intellectual Property.

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(j) The Company Intellectual Property and all other Intellectual Property Rights licensed by the Company and its Subsidiaries under Inbound License Agreements and set forth in Section 3.13(n) of the Company Disclosure Schedule constitutes all the Technology and Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries as they currently are conducted and as presently proposed to be conducted, including the design, development, manufacture, use, import, sale, distribution and provision of Company Products.

(k) No Person who has licensed to the Company and its Subsidiaries any Technology or Intellectual Property Rights has ownership rights or license rights to improvements or modifications made by the Company and its Subsidiaries in or to such Technology or Intellectual Property Rights.

(l) The operation of the business of the Company and its Subsidiaries as they are currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution and provision of Company Products, does not (and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing exclusive of any changes made to the operation of the business by Parent and/or Surviving Corporation) infringe or misappropriate any Intellectual Property Right of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any Person claiming that such operation or any Company Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(m) Except for pending patent or trademark applications, neither the Company nor its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer, provision, sale or licensing of any of the Company Intellectual Property or Company Products by the Company or its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

(n) Section 3.13(n) of the Company Disclosure Schedule lists all material contracts, licenses and agreements (except for third party Software having an acquisition cost of less than $1,000 per copy that is generally commercially available and only used internally by the Company) to which the Company or its Subsidiaries is a party that grant the Company and its Subsidiaries license or other rights in or to any Technology or Intellectual Property Rights owned by a third party, (including agreements to provide or receive services related to Software or other Technology) (collectively, “Inbound License Agreements”). Neither the Company nor its Subsidiaries is in material breach of any Inbound License Agreement and, to the Knowledge of the Company, no other party to any such Inbound License Agreement is in material breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, termination or

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suspension of (or give the other party thereto the right to cause) any Inbound License Agreements and, following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights and receive all of the Company’s and its Subsidiaries’ benefits (including payments) under such Inbound License Agreements in accordance with their terms to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments that the Company and its Subsidiaries would otherwise have been required to pay to had the transactions contemplated by this Agreement not occurred.

(o) Except for such provisions contained in end user agreements, distributor agreements and reseller agreements entered into by the Company and its Subsidiaries in the ordinary course of business, Section 3.13(o) of the Company Disclosure Schedule lists all unexpired contracts, licenses and agreements between the Company and its Subsidiaries on the one hand and any other Person on the other hand wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or its Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than the Company and its Subsidiaries.

(p) There are no Contracts between the Company and its Subsidiaries on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which the Company or its Subsidiaries has provided or received written notice of any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

(q) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(r) The Company and its Subsidiaries have taken steps that are reasonably required to protect the confidential information and trade secrets of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ rights therein that are material to the conduct of the business of the Company and its Subsidiaries as presently conducted or currently contemplated to be conducted and to protect the confidential information and trade secrets provided by any other Person to the Company and its Subsidiaries pursuant to a contract requiring such protection. All employees of the Company and its Subsidiaries who have created or modified any of the Company Intellectual Property have signed the Company’s standard form of Employee Proprietary Information and Invention Agreement, which is attached to Section 3.13(r) of the Company Disclosure Schedule, pursuant to which all Technology and Intellectual Property Rights comprising Company Intellectual Property developed by such employees within the scope of their employment are assigned to the Company.

(s) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements entered into prior to the Closing Date to which the Company or its Subsidiaries is a party, will result subsequently in (i) either Parent’s or the

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Surviving Corporation’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

(t) Section 3.13(t) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) that is integrated by the Company or its Subsidiaries in any of the Company Products, and describes generally the manner in which such Open Source Materials were used (such description shall include, whether the Open Source Materials were modified by the Company or any Subsidiary). The Company’s and its Subsidiaries’ use of Open Source Materials will not require that any software included with Company Products (other than such Open Source Materials themselves) must be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge or with any restriction on the consideration charged therefor.

(u) The Company and its Subsidiaries have no material liability (and, to the Knowledge of the Company, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any material liability) for replacement, repair or redelivery of any Company Products sold, licensed, leased or delivered by the Company or its Subsidiaries to customers on or within two (2) years prior to the Closing Date or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements. Copies of all current and standard form agreements used within the last two (2) years for the sale or license of Company Products, including any standard terms of use for Company Products offered through the Company’s Internet website, are attached to Section 3.13(u) of the Company Disclosure Schedule.

(v) No (i) government funding; or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Technology and Intellectual Property Rights owned by the Company or its Subsidiaries. To the Company’s Knowledge, no current or former employee of the Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Technology or Intellectual Property Rights purported to be owned by the Company or its Subsidiaries, has performed services for any government, a university, college or other educational institution or a research center during a period of time during which such employee was also performing services for the Company or its Subsidiaries.

(w) To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable U.S. and E.U. laws and its internal privacy policies relating to (i) the privacy of users of the Company Products and all Internet websites

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owned, maintained or operated by the Company and its Subsidiaries and (ii) the collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or its Subsidiaries or by third parties having authorized access to such information on behalf of the Company or its Subsidiaries. The execution, delivery and performance of this Agreement will not result in any violation of any applicable U.S. and E.U. laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company’s Internet website, are attached to Section 3.13(w) of the Company Disclosure Schedule.

(x) Neither the Company nor its Subsidiaries nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf to any Person of any Company Source Code. Section 3.13(x) of the Company Disclosure Schedule identifies each contract pursuant to which the Company or its Subsidiaries has deposited, or is or may be required to deposit, with an escrow-holder or any other Person, any Company Source Code, and describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(x), “Company Source Code” means, collectively, any Software source code or any material proprietary information or algorithm contained in any Software source code, embodied or incorporated in, or used to provide, any Company Product.

3.14 Agreements, Contracts and Commitments.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor are they bound by:

(i) any Employee Agreement in effect as of the date of this Agreement, other than (A) Company Options and other than standard offer letters that do not contain terms regarding severance, change in control or similar payments or (B) agreements between the Company or any of its ERISA Affiliates and any consultant or contractor relating to the performance of services for the Company or any of its ERISA Affiliates (in either case, the forms of which have previously been provided to Parent);

(ii) any agreement or plan (including any Company Option Plans, stock appreciation rights plan or stock purchase plan) any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (except as required by this Agreement) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any lease of personal property providing for payments in excess of $25,000 individually or $100,000 in the aggregate;

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(iv) any agreement, contract or commitment relating to capital expenditures and involving future payments after the date hereof in excess of $25,000 individually or $100,000 in the aggregate;

(v) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest;

(vii) any pending purchase order or contract for the purchase of materials involving in excess of $100,000;

(viii) any powers of attorney, other than powers of attorney executed in connection with customs transactions;

(ix) any agreement containing any price protection, “most favored nation” or similar provisions;

(x) any partnership, joint venture, strategic alliance or similar agreement;

(xi) any material Contract to which an Interested Party is a party, other than Contracts relating to the acquisition of equity securities of the Company or relating to an Interested Party’s employment or service relationship with the Company;

(xii) any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company’s products, technology or services and that is material to the Company’s business; or

(xiii) any other Contract, including any service, operating or management agreement or arrangement with respect to any of the Company’s properties (whether leased or owned), that involves in excess of $100,000 and is not cancelable without penalty within thirty (30) days.

(b) The Company and its Subsidiaries are in compliance in all material respects with, and have not received notice prior to the date of this Agreement that they have breached, violated or defaulted under any of, the terms or conditions of any Contract required to be set forth on Section 3.14(a) of the Company Disclosure Schedule, nor has there occurred any event or condition that could reasonably be expected to constitute such a breach, violation or default by the Company or its Subsidiaries with the lapse of time, giving of notice or both. Each Contract required to be set forth on Section 3.14(a) of the Company Disclosure Schedule is in full force and effect (except to the extent that such Contracts are terminated in a manner permitted under Section 5.1(b)(iii)) and, to the Company’s Knowledge, no third party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is subject to any default thereunder.

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(c) The Company has delivered to Parent true, correct and complete copies of all Contracts listed in Section 3.14(a) of the Company Disclosure Schedule, including all amendments, supplements, exhibits and ancillary agreements thereto.

3.15 Interested Party Transactions.

(a) Except for transactions involving salaries, bonuses and other compensation under employment contracts or employee benefit plans that have been provided to Parent, transactions involving the acquisition of equity securities from the Company, transactions involving reimbursement of expenses and other transactions entered into in the ordinary course of business consistent with past practices and related to such person’s capacity as an officer, director or employee of the Company, no officer or director of the Company or Company Shareholder holding more than five percent (5%) of the Company Capital Stock (nor any parent, sibling, descendent or spouse, of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) (an “Interested Party”), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or its Subsidiaries furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries, any goods or services that are material to the Company’s business, or (iii) a beneficial interest in any Contract to which the Company or its Subsidiaries is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation or mutual fund and holdings of an investment fund in which a director is a partner or member shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company, that were either entered into after January 1, 2000 or pursuant to which there are continuing obligations to be performed or benefits to be received by the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.16 Company Authorizations. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company and its Subsidiaries currently operate or hold any interest in any of their respective properties, or (b) that is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to the Company and its Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to lawfully operate or conduct their business as currently conducted or hold any interest in their respective properties or assets.

3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, their respective properties (tangible or intangible) or any of their respective directors or officers (in

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their capacities as such) nor, to the Knowledge of the Company, is there any basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective directors or officers (in their capacities as such) by or before any Governmental Authority, nor, to the Knowledge of the Company, is there any basis therefor.

3.18 Accounts Receivable. The Company has delivered to Parent a list of all accounts receivable of the Company and its Subsidiaries as of May 31, 2006, together with a range of days elapsed since invoice. All of the Company’s and its Subsidiaries’ accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and represent valid obligations arising from sales actually made or services actually performed. No Person has any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ accounts receivable and, as of the date of this Agreement, no request or agreement for deduction or discount has been made with respect to any of the Company’s or its Subsidiaries’ accounts receivable that are reflected in the Current Balance Sheet.

3.19 Minute Books. The minutes of the Company and each of its Subsidiaries provided to Parent contain a materially complete and accurate summary of all meetings and actions by written consent of the board of directors (or committees thereof) of the Company and its Subsidiaries and contain accurate summaries of all Company Shareholder meetings and all Company Shareholder actions by written consent, and those of the Company’s Subsidiaries, since the time of incorporation of the Company and with respect to any Subsidiary, since the time such Subsidiary became a Subsidiary of the Company.

3.20 Environmental Matters.

(a) The Company and its Subsidiaries have not (i) operated any underground storage tanks at any property that the Company or its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) except in a manner that would not result in liability to the Company and its Subsidiaries, released any amount of any substance that has been designated by any Governmental Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries have at any time owned, operated, occupied or leased (other than office and janitorial supplies properly and safely maintained), except as would not be reasonably likely to result in material liability to the Company or its Subsidiaries.

(b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or

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in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, distributed, recycled or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”).

(c) The Company currently holds all material environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(e) The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities (if any) of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

(f) There are no facts or circumstances that would prevent or delay the ability of the Company to comply, when required, with the European Directives 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS Directive”). Section 3.20 of the Company Disclosure Schedule lists all Company products and components which are subject to the WEEE Directive and the RoHS Directive.

3.21 Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 3.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of all agreements, written or oral, with respect to such fees, if any, and true and complete copies of each such agreement have been delivered to Parent.

3.22 Employee Benefit Plans and Compensation.

(a) Section 3.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than agreements between the Company or any of its ERISA Affiliates and any consultant or contractor relating to the performance of services for the Company or any of its ERISA Affiliates). Neither the Company nor any ERISA Affiliate has any plan or commitment to

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establish, adopt or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law).

(b) The Company has delivered to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, performance bonds and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and subsequent periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than routine correspondence that is not expected to result in liability to the Company); (ix) all standard COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan (as applicable); and (xi) any applications filed under an IRS or DOL correction program, such as EPCRS (including any non-filed self-corrections), DFVCP or VFCP.

(c) The Company and its ERISA Affiliates have performed in all material respects all obligations (including fiduciary duties) required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has been determined to be so qualified or exempt by the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its

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ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i), (l) and (m) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due or accrued under the terms of each Company Employee Plan. To the Knowledge of the Company, all Employee records (including without limitation, compensation and service data) used by the Company Employee Plans are correct and complete.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan or (iii) “multiple employer plan” as defined in ERISA or the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract and neither the Company nor any ERISA Affiliate maintains a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(f) Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, USERRA, the requirements of FMLA, or the requirements of the Health Insurance Portability and Accountability Act of 1996.

(g) Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which has been, will be or may be made by the Company or its ERISA Affiliates with respect to any Employee will be, or could reasonably be expected to be, characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code (or any corresponding or similar provision under state, local or foreign law) (“Section 280G Payments”). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code (or any corresponding or similar provision under state, local or foreign law).

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(i) The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any workers’ compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to the Company.

(j) No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(k) Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(l) Section 3.22(l) of the Company Disclosure Schedule identifies each ‘nonqualified deferred compensation plan’ (as defined in Code section 409A(d)(1)) sponsored, maintained or contributed to by Company, any ERISA Affiliate or Employees. Each such plan has fully complied with Code section 409A, Notice 2005-1 and the Prop. Treas. Regs. at 70 Fed. Reg. 57930 (October 4, 2005) since January 1, 2005. No event has occurred that would be treated by Code section 409A(b) as a transfer of property under Code section 83.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations,

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employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). As of the date of this Agreement, the Company has no Knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

3.24 Compliance with Laws. To the Company’s Knowledge, the Company and its Subsidiaries and all assets and properties of the Company and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of pending violation with respect to, any foreign, federal, state or local statute, law or regulation.

3.25 Warranties; Indemnities. Except for the warranties, indemnities and service level commitments contained in those Contracts set forth in Section 3.13(o) of the Company Disclosure Schedule and warranties implied by law, neither the Company nor its Subsidiaries has given any warranties, indemnities or service level commitments relating to products or technology sold or services rendered by the Company or its Subsidiaries.

3.26 Inventory. The Company’s and the Subsidiaries’ inventory is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the Current Balance Sheet of the Company prior to the date this representation is provided. The Company’s and the Subsidiaries’ inventory is free from Epidemic Failures defined as the same defect found in three percent (3%) or more of the units delivered during any ninety (90) day period.

3.27 Customers. Section 3.27 of the Company Disclosure Schedule lists the customers who, in the fiscal year ended December 31, 2005, were the twenty (20) largest sources of revenues for the Company and the Subsidiaries, on a consolidated basis (each, a “Significant Customer”). As of the date of this Agreement, the Company and the Subsidiaries have no outstanding disputes concerning any material aspect of its products and/or services with any Significant Customer, and, as of the date of this Agreement, the Company has no Knowledge of any material dissatisfaction on the part of a Significant Customer with respect to the Company’s products and services nor any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

3.28 Suppliers. Section 3.28 of the Company Disclosure Schedule lists the suppliers who, in the fiscal year ended December 31, 2005, were the twenty (20) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (each, a “Significant Supplier”). The Company and the Subsidiaries have no outstanding disputes concerning the products and/or services provided by any Significant Supplier, and, as of the date of this Agreement, neither the Company nor any Subsidiary has any intent of (a) terminating any

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Contract with any Significant Supplier, (b) refusing to pay any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier that would result in a Company Material Adverse Effect. As of the date of this Agreement, the Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries or seek to exercise any remedy against the Company or any of its Subsidiaries.

3.29 Foreign Corrupt Practices Act. Neither the Company nor its Subsidiaries (including any of its officers, directors and, to the Knowledge of the Company, its representatives) has taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

3.30 Export Control Laws. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company and its Subsidiaries, to the extent applicable to its Subsidiaries, have at all times conducted their export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and its Subsidiaries, to the extent applicable to its Subsidiaries, have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign national employees located in the United States and abroad (“Export Approvals”);

(b) The Company and its Subsidiaries, to the extent applicable to its Subsidiaries, are in compliance with the terms of all applicable Export Approvals; and

(c) The Company has no Knowledge that any of its employees are citizens or legal permanent residents of any of the following countries: Cuba, Iran, Iraq, Libya, North Korea, Sudan, and Syria; and

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.31 Complete Copies of Materials. The Company has delivered true and complete copies of each document that is referenced in the Company Disclosure Schedule and has been requested by Parent or its counsel.

3.32 Full Disclosure.

(a) This Agreement (including the Company Disclosure Schedule) does not, and the Certificate delivered pursuant to Section 7.2(k) of this Agreement will not, (i) contain any representation, warranty or information that is false or misleading with respect to any

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material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to any exceptions that are specifically disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement, dated as of the date hereof (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Incorporation, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated and validly existing under the laws of the state of Oregon and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and no further action is required on the part of Parent or

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Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement and the agreements contemplated hereby to which Parent and Merger Sub are a party, have been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms. No vote of or other action by the holders of Parent’s Common Stock (or securities convertible into Parent’s Common Stock) is required (by law, by the Marketplace Rules of The Nasdaq Stock Market or otherwise) in connection with the execution, delivery or performance of this Agreement or the consummation by Parent of any of the transactions contemplated hereby.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, no par value. At the close of business on June 30, 2006, (a) 15,322,999 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (b) 3,880,043 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s stock option and employee stock purchase plans. Except as set forth above and except for 200,000 shares of Parent Preferred Stock reserved for issuance in connection with the Rights Agreement by and between Parent and Mellon Investor Services LLC dated February 3, 2006, at the close of business on June 30, 2006 no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except for certain lock-ups and other restrictions in favor of Parent with respect to sales of the securities issued pursuant to Parent’s stock plans and the forms of agreements used under such plans, and other than as described above, there are no other outstanding rights, options, warrants, preemptive rights, redemption rights, rights of first refusal or similar rights for the purchase or acquisition from Parent of any securities of Parent.

4.4 Parent Common Stock. The Parent Common Stock to be issued pursuant to the Merger and pursuant to the Company Options assumed by Parent has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable and will be free of any liens, encumbrances, preemptive rights and rights of first refusal.

4.5 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby will not, give rise to a Conflict under (a) any provision of the articles of incorporation and bylaws of Parent or Merger Sub, (b) any material Contract to which Parent or any of its respective properties or assets (whether tangible or intangible) are subject or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets (whether tangible or intangible), except in the case of (b) or (c) where such Conflict would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or have an effect on the legality, validity or enforceability of this Agreement.

4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party including a party to any agreement with Parent or Merger Sub (so as not to give rise to any Conflict), is required by

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or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, (b) if applicable, the rules and regulations of The Nasdaq Stock Market, Inc., (c) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and other similar anti-trust requirements of foreign Governmental Authorities, and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

4.7 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for fees payable to Pacific Growth Equities, LLC.

4.8 SEC Documents. Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 21, 2003. Except to the extent available in full without redaction on the SEC’s web site two days prior to the date of this Agreement, Parent has made available to the Company copies in the form filed with the SEC of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act, or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), with respect to any statement, report, registrations statement or definitive proxy statement referred to above, and other filings filed with the SEC by Parent since December 21, 2003 (collectively together with filed versions of the foregoing available in full without redaction through the SEC’s web site (the “Parent SEC Documents”) and all comment letters received by Parent from the Staff of the SEC relating to the Parent SEC Documents and all responses to such comment letters by or on behalf of Parent. As of their respective filing dates (or if amended or supplemented by a filing, then on the date of such subsequent filing), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act, and the rules and regulations of the SEC (including, but not limited to Regulation S-K and Regulation S-X) and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9 Financial Statements. The financial statements of Parent and its Subsidiaries , including the related notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto as of their respective dates of filing with the SEC (including, without limitation, Regulation S-X) and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X on Form 10-Q, Form 8-K or any successor form under the Exchange Act). The Parent Financial Statements fully and fairly present in all material respects the consolidated financial condition, operating results and cash flows of Parent and its

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Subsidiaries at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments). Except (A) as reflected in Parent’s unaudited balance sheet for its quarter ended March 31, 2006, as filed with the SEC on Form 10-Q or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since March 31, 2006 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature. Section 4.9 of the Parent Disclosure Schedule lists, and Parent has delivered to the Company copies of the documentation creating or governing, all securitization transactions and “off balance sheet arrangements” (as defined in Item 303(c) of Regulation S-X ) effected by Parent or its Subsidiaries since September 30, 2005. KPMG, LLP, which has expressed its opinion with respect to the Parent Financial Statements included in the Parent SEC Documents (including related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to Parent and its Subsidiaries within the meaning of Regulation S-X, and (z) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board.

4.10 Certifications. The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of Parent’s officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

4.11 Financial and Disclosure Controls. Each of Parent and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurances that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets; (c) access to Parent’s assets is permitted only in accordance with management’s authorization; (d) the reporting of Parent’s assets is compared with existing assets at regular intervals; and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. To Parent’s Knowledge, each director and executive officer has filed with the SEC on a timely basis all statements required by Section 16(b) of the Exchange Act and the rules and regulations thereunder since September 30, 2005. As used in this Section 4.11, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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4.12 Compliance With Laws. To Parent’s Knowledge, Parent and its Subsidiaries and all assets and properties of Parent and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any notices of pending violation with respect to, any foreign, federal, state or local statute, law or regulation. No reports have been made by any attorney to Parent’s chief legal officer, Chief Executive Officer, Board of Directors (or committee thereof) or other representative pursuant to 17 C.F.R. Part 205.

4.13 Compliance With Listing Standards. Parent is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the NASDAQ National Market System and is in compliance in all material respects, and will continue to remain in compliance following the Effective Time, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

4.14 Stock Based Compensation Plans. All of Parent’s stock based compensation plans as reflected in the Parent Financial Statements and the Parent SEC Documents, have been accounted for in accordance with GAAP and the applicable requirements of the SEC. The exercise price specified in all of Parent’s stock options intended to be set at the fair market value of Parent’s Common Stock at the time of the grant accurately reflects the fair market value of Parent’s Common Stock at the time of the grant. Parent has not receive any inquiry, formal or informal, written or oral, from any Governmental Authority seeking information regarding the exercise price of any of Parent’s stock options.

4.15 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.16 Full Disclosure.

(a) This Agreement (including the Parent Disclosure Schedule) does not, and the Certificate delivered pursuant to Section 7.3(d) of this Agreement will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Parent or at the time of Parent Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements

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therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference.

ARTICLE V.

CONDUCT PRIOR TO THE EFFECTIVE TIME

During the time period from the date hereof until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

5.1 Conduct of Business of the Company.

(a) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due, and, to the extent not inconsistent with such business, shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

(b) Except as expressly contemplated by this Agreement, as set forth in Section 5.1(b) of the Company Disclosure Schedule, or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld) or to ensure that the Company complies with applicable laws and regulations and pre-existing contractual obligations, the Company shall not (and shall cause its Subsidiaries not to):

(i) make any capital equipment expenditure or enter into any commitment therefor exceeding $50,000 individually or $200,000 in the aggregate;

(ii) (A) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, except in the ordinary course of business, (B) buy or license any Intellectual Property Rights or enter into any agreement with respect to the Intellectual Property Rights of any Person, except in the ordinary course of business, (C) enter into any agreement with respect to the development of any Intellectual Property Rights with a third party, or (D) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(iii) terminate (except in connection with an end of term scheduled as of the date of this Agreement) or amend, waive or modify the terms of, any Contract disclosed on the Company Disclosure Schedule (except for amendments, waiver or modifications to

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Contracts with customers of the Company in connection with a scheduled end of term or renewal), or extend any Contract disclosed on the Company Disclosure Schedule outside of the ordinary course of business, or enter into any Contract that would have been required to have been disclosed on Section 3.11, 3.12 or 3.13(a) of the Company Disclosure Schedule had such Contract been entered into prior to the date hereof (or agree to do any of the foregoing set forth in this Section 5.1(b)(iii));

(iv) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(v) enter into (except in the ordinary course of business) or materially amend, waive or modify (except for amendments, waiver or modifications to Contracts with customers of the Company in connection with a scheduled end of term or renewal) the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(vi) commence or settle any litigation, other than (A) to enforce its rights under this Agreement or (B) for the routine collection of bills.

(vii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options or upon conversion of Company Preferred Stock; provided, however, that the Company may, in the ordinary course of business and in amounts and with other material terms consistent with past practice, grant Company Options (A) to Employees hired after the date hereof and (B) in which the aggregate amount of shares issuable pursuant to such grants of Company Options shall not exceed 100,000, and (C) repurchase shares of Company Capital Stock in connection with repurchase rights contained in restricted stock agreements evidencing the issuance of such shares;

(viii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities convertible into Company Capital Stock, other than issuances of Company Common Stock pursuant to exercises of Company Options in accordance with their terms or the conversion of Company Preferred Stock and repurchases of Company Capital Stock in connection with repurchase rights existing on the date hereof or granted following the date hereof in connection with the issuance of Company Options permitted by clause (vii) above;

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(ix) cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing (except in the ordinary course of business consistent with past practice) any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) that are not Company Intellectual Property and only in the ordinary course of business and consistent with past practices (it being understood that such activities are governed by clause (ii) above); or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge (other than Permitted Liens) affecting any material owned tangible property or material leased tangible or real property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any owned material tangible property or any leased material tangible or material real property or any interest or rights therein;

(xii) incur any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others;

(xiii) grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(xiv) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(xv) adopt or amend any Company Employee Plan, enter into any Employee Agreement (other than (A) customary “offer letters” for new hires that are “at will” employment arrangements and (B) agreements with consultants or contractors that are not in the aggregate material to the Company), pay or agree to pay any special bonus or special remuneration to any Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(xvi) accelerate (either partially or fully) the vesting or exercisability of any Company Options; except as provided for under the terms of existing Company Options and related agreements providing for such acceleration;

(xvii) revalue any of its assets (whether tangible or intangible), including, without limitation, writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

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(xviii) pay, discharge or satisfy, in an amount in excess of $100,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) or enter into a commitment or transaction to do any of the same, in each case other than the payment, discharge or satisfaction of liabilities (or the entering into a commitment or transaction to do any of the same) incurred in the ordinary course of business or reflected or reserved against in the Current Balance Sheet;

(xix) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xx) enter into any licensing or distribution Contract or arrangement outside of the ordinary course of business or enter into any joint venture, strategic alliance or joint marketing or any similar Contract or arrangement;

(xxi) hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company;

(xxii) change the Company’s accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(xxiii) waive or release any material right or claim, including any write-off, discount or other compromise of any account receivable of the Company, other than write-offs of accounts receivable in the ordinary course of business consistent with past practices; or

(xxiv) take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxiii), inclusive, or any other action that would (A) prevent the Company from performing its covenants hereunder in any material respect, or (B) cause or result in any of its representations and warranties set forth herein being untrue or incorrect in any material respect.

5.2 No Solicitation.

(a) Subject to Sections 5.2(d) and 6.2(b), neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, or Employees or any investment banker, agent or other representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to communicate the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any

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Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) consummate or otherwise effect a transaction providing for any acquisition of the Company as contemplated in Section 5.2(b) or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records in a manner that could reasonably be expected to lead to an Acquisition Proposal. Each of the Company, its Subsidiaries and all Company Representatives will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest (including any request for information from the Company or the Company Representatives that could reasonably be expected to lead to an Acquisition Proposal), relating to, or involving the acquisition of all or a significant portion of the Company’s businesses, properties, assets or technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, reorganization, purchase of stock, purchase of assets, tender offer, license or otherwise (other than issuances of Company Capital Stock pursuant to the exercise of outstanding Company Options or conversion of Company Preferred Stock).

(c) The Company shall promptly notify Parent orally and in writing after any director or officer of the Company becomes aware of receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for information by any Person or Persons (other than Parent) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Exchange Act) making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(d) In the event that any Person submits to the Company (and does not withdraw) a Superior Proposal (as defined in Section 6.2(b)) or an unsolicited, written, bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with

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its financial advisors and outside legal counsel) is, or would reasonably be expected to become, a Superior Proposal, then notwithstanding Section 5.2(a), the Company may, so long as the Requisite Shareholder Approval of the Merger and the Merger Agreement has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries; provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) neither the Company, any of its Subsidiaries nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.2, (B) the Company’s Board of Directors first shall have determined in good faith, after consultation with its outside legal counsel, that taking such action is required in order to comply with its fiduciary obligations to the Company Shareholders under Oregon Law, (C) the Company first shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (D) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Nondisclosure Agreement (as defined in Section 10.3), it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (E) the Company first shall have given Parent at least 24 hours advance notice of its intent to take such actions, and (F) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

(e) The Company shall be deemed to have breached the terms of this Section 5.2 if any Company Representative shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 5.2. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Registration Statement on Form S-4. As promptly as reasonably practicable after the date of this Agreement, Parent shall file a registration statement on Form S-4 (or any similar successor form thereto) with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger, together with a proxy statement/prospectus to be filed with the SEC as part of the registration statement on Form S-4. Each of the Company and Parent will provide each other with any information which may be required in connection with the preparation and filing of the proxy statement/prospectus and the registration statement on Form S-4. Each of the Company and Parent will respond to any comments of the SEC, will use its respective reasonable best efforts to have the registration statement on Form S-4 declared

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effective under the Securities Act as promptly as practicable after such filing and the Company and Parent will cause the proxy statement/prospectus to be mailed to the Company Shareholders at the earliest practicable time after the registration statement on Form S-4 is declared effective by the SEC. Each of the Company and Parent will notify the other promptly (a) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the proxy statement/prospectus or the registration statement on Form S-4 or (b) upon the receipt of any comments from the SEC or its staff or any request by the SEC or its staff for amendments or supplements to proxy statement/prospectus or the registration statement on Form S-4 or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the proxy statement/prospectus or the registration statement on Form S-4.

6.2 Approval of the Company Shareholders.

(a) As soon as reasonably practicable after the declaration of effectiveness of the registration statement on Form S-4, the Company shall take all action necessary in accordance with this Agreement, Oregon Law, and the Articles of Incorporation and Bylaws of the Company to obtain the Requisite Shareholder Approval for the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement. The Company’s obligation to obtain the Requisite Shareholder Approval shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or any subsequent action by the Company’s Board of Directors.

(b) (i) The Company’s Board of Directors shall recommend that the Company Shareholders vote in favor of the approval of the Merger and adoption of this Agreement (the “Company Board Recommendation”); (ii) subject to the provisions of the second sentence of this Section 6.2(b), the Proxy Statement/Prospectus and any other disclosure document distributed to the Company Shareholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has recommended that the Company Shareholders vote in favor of and approve and adopt this Agreement and approve the Merger; and (iii) subject to the provisions of the second sentence of this Section 6.2(b), neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company Shareholders vote in favor of the approval of the Merger and adoption of this Agreement. Notwithstanding the foregoing, prior to receipt by the Company of the Requisite Shareholder Approval approving the Merger and adopting this Agreement, the Company’s Board of Directors may withhold, withdraw, amend or modify its recommendation to the Company Shareholders if (i) it receives an unsolicited written Acquisition Proposal and reasonably concludes in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Shareholders from a financial point of view than the Merger and (ii) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Company Shareholders under Oregon Law (a “Superior Proposal”).

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6.3 Reasonable Best Efforts; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article VII and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.3(a), the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts to which the Company is a party (including all consents, waivers and approvals set forth in the Company Disclosure Schedule) as are required thereunder in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time. All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, (i) the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent, and (ii) any such payment shall be deemed to be a Transaction Expense for all purposes of and under this Agreement.

6.4 Regulatory Approvals.

(a) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use reasonable best efforts to obtain all such authorizations, approvals and consents. Each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

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(b) Without limiting the generality or effect of Section 6.4(a), each of the Company and Parent shall, as soon as practicable, and in any event no later than ten (10) business days after the date hereof, make any initial filings required under the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. Each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Antitrust Laws. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. The Company and Parent shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any Applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any second request for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything to the contrary set forth herein, Parent shall not be required to (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 6.4 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of (x) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of Parent or Merger Sub set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (y) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies otherwise available to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure

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Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.6 Access to Information. During the period from the date hereof and prior to the earlier of the Effective time or the termination of this Agreement, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the Company’s normal business hours to (a) all of the Company’s properties, books, Contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Company Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

6.7 Closing Balance Sheet and Spreadsheet.

(a) The Company shall prepare an unaudited estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company for and on behalf of the Company as of the Closing. The Estimated Closing Balance Sheet shall present fairly in all material respects the estimated financial position of the Company as of the Closing Date and for the period covered thereby. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet). The Company shall deliver the Estimated Closing Balance Sheet to Parent at least three (3) business days prior to the Closing Date. In the event that any information in the Estimated Closing Balance Sheet becomes inaccurate prior to the Effective Time, the Company shall deliver an updated Estimated Closing Balance Sheet and certification consistent with the first sentence of this Section 6.7(a) and such updated Estimated Closing Balance Sheet shall be deemed the “Estimated Closing Balance Sheet” for all purposes hereunder. The Estimated Closing Balance Sheet shall include or be accompanied by a statement of the amounts of the Cash Balance, Company Debt, Net Working Capital and Transaction Expenses, and the calculations or documentation of each.

(b) The Company shall prepare a spreadsheet in form reasonably acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company for and on behalf of the Company as of the Closing and shall list, as of the Closing, all Company Shareholders, Company Option holders and Company Warrant holders, and their respective addresses, the number and class or series of shares of Company Capital Stock, Company Options and Company Warrants held by such persons, the Merger Consideration to be issued to each holder, the amount of cash and stock to be deposited into the Escrow Fund on behalf of each Company Shareholder, and such other

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information relevant thereto or which Parent or the Exchange Agent may reasonably request (the “Spreadsheet”). The Company shall deliver the Spreadsheet to Parent at least three (3) business days prior to the Closing Date. In the event that any information in the Spreadsheet becomes inaccurate as a result of the exercise, after delivery of the Spreadsheet to Parent and prior to the Effective Time, of Company Options issued and outstanding as of the date hereof or the conversion of Company Preferred Stock, the Company shall deliver an updated Spreadsheet and certification consistent with the first sentence of this Section 6.7(b) and such updated spreadsheet shall be deemed the “Spreadsheet” for all purposes hereunder.

(c) The Surviving Corporation shall prepare an unaudited balance sheet of the Company as of the Closing Date (the “Final Closing Balance Sheet”), which Final Closing Balance Sheet shall be certified as complete and correct by the Chief Financial Officer of Parent for and on behalf of the Surviving Corporation as of the Closing. The Final Closing Balance Sheet shall present fairly in all material respects the financial position of the Company as of the Closing Date and for the period covered thereby. The Final Closing Balance Sheet shall be prepared in accordance with GAAP (utilizing the same accounting policies, practices and procedures used to prepare the Current Balance Sheet). The Surviving Corporation shall deliver the Final Closing Balance Sheet to the Shareholder Representative within 30 days after the Closing Date. The Final Closing Balance Sheet shall include or be accompanied by a statement of the amounts of the Cash Balance, Company Debt, Net Working Capital and Transaction Expenses, and the calculations or documentation of each.

6.8 Transaction Expenses.

(a) Except as otherwise provided in Section 9.4, whether or not the Merger is consummated, all Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses.

(b) At least three (3) business days prior to the Closing Date, the Company shall provide Parent with a statement of its estimated Transaction Expenses as of the Closing Date, such statement showing detail of both the previously paid and currently unpaid Transaction Expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, as well as the Transaction Expenses that have been incurred or are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to Parent and certified as true and correct by the Company’s Chief Financial Officer.

6.9 Employment Arrangements.

(a) At the discretion of Parent, certain persons who are employees of the Company immediately prior to the Closing Date may be offered “at-will” employment by Parent (which at-will employment may be for a transitional period), to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States and upon execution of an Employment, Proprietary Information and Inventions Assignment Agreement in Parent’s standard form. Such “at-will” employment arrangements will (i) be set forth in offer letters (each, an “Offer Letter”), (ii) have terms,

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including the position, salary and responsibilities of such employee, to be determined by Parent in its sole discretion, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.

(b) Effective no later than the day immediately preceding the Closing Date, the Company and its affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Terminated Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminated Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s board of directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminated Company Employee Plan(s) as Parent may reasonably require. Parent agrees to use its commercially reasonable efforts to facilitate the roll over of any employee accrued benefits into Parent’s 401(k) plan.

(c) Notwithstanding anything else to the contrary in this Section 6.9, Sections 6.9(a) and 6.9(b) shall not be construed as adversely affecting, terminating, or voiding any accrued rights or obligations under the Company’s Change of Control plan.

6.10 Parent Common Stock Listing. If required by applicable rules of The Nasdaq Stock Market, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger to be authorized for listing on the Nasdaq National Market at or prior to the Closing Date.

6.11 Form S-8. Within twenty (20) business days after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to this Agreement that are eligible to be registered on Form S-8.

6.12 Employee Benefit Matters. Parent shall take such commercially reasonable actions, to the extent permitted by the Company’s health and welfare plans, to continue to maintain such health and welfare benefit plans until such time as, in Parent’s reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees in the United States. To the extent that Parent transitions employees of the Company from the Company’s benefit plans to employee benefit plans and programs maintained by Parent, from and after the Effective Time, and to the extent permitted by such plans, Parent shall make commercially reasonable efforts to ensure that such plans recognize the service of Company employees with the Company (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any welfare benefit plan,

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including without limitation medical or dental benefit plan, of Parent, Parent shall make commercially reasonable efforts to waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent’s group health plans to the extent permitted by such plans. Nothing in this Section 6.12 or elsewhere in this Agreement shall be deemed to require Parent or the Surviving Corporation to offer or continue the employment of any individual.

6.13 Section 280G Payments. If and to the extent necessary, as soon as reasonably practicable after the execution of this Agreement, the Company shall submit to the Company Shareholders for approval (in a manner satisfactory to Parent), by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Section 280G Payments (which initial determination shall be made by the Company and shall be subject to review and approval by Parent), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (a) a Company Shareholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company Shareholder approval was obtained with respect to any Section 280G Payments that were subject to the Company Shareholder vote, or (b) that the Company Shareholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company Shareholder vote.

6.14 Rule 145 Affiliates Section 6.14 of the Company Disclosure Schedule sets forth those Persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such Person, a “Rule 145 Affiliate”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Rule 145 Affiliate who has not delivered a Rule 145 Affiliate Agreement on or prior to the date hereof, an executed Rule 145 Affiliate Agreement in the form attached hereto as Exhibit B (“Rule 145 Affiliate Agreement”). Parent and Merger Sub will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Rule 145 Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of each Rule 145 Affiliate Agreement.

6.15 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Merger and the other transactions contemplated hereby.

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6.16 Reorganization Matters. Each of Parent, Merger Sub and the Company agrees that it will not engage in any action, or fail to take any action, and will cause its respective subsidiaries not to engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code.

6.17 Indemnification. Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision under any indemnification agreement to which the Company is a party, the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement (each of the persons to be indemnified pursuant to this Section 6.17 shall be referred to as a “Company Indemnified Party”) to the fullest extent permitted by Oregon law. The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Company Indemnified Party.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party. The respective obligations of the Company and Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger.

(c) No Governmental Actions. There shall be no action, suit, claim, or proceeding pending against Parent, Merger Sub or the Company, any of their respective properties or any of their respective directors or officers (in their capacities as such) brought by a Governmental Authority that seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby.

(d) Governmental Approvals. Parent and the Company shall have obtained all consents and approvals from any Governmental Authority that are necessary to consummate

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the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act shall have expired or been terminated, and (ii) the SEC shall have declared the registration statement on Form S-4 effective, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC.

(e) Requisite Shareholder Approval. The Company shall have obtained the Requisite Shareholder Approval.

(f) Nasdaq Quotation. If required by applicable rules of the Nasdaq Stock Market, the shares of Parent Common Stock to be issued in connection with the Merger shall be approved for quotation on the Nasdaq National Market.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (other than any such representations and warranties made only as of a specified date (including the date of this Agreement), which shall have been true and correct in all material respects only as of such particular date) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(d) No Litigation. There shall be no Governmental or other third party action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent or Merger Sub, the Company, any of their respective properties or any of their respective directors or officers (in their capacities as such) arising out of, or in any way connected with, the Merger or any other transaction contemplated hereby or that could reasonably be expected to cause a Company Material Adverse Effect or Parent Material Adverse Effect.

(e) Third Party Consents. Parent shall have received all consents, waivers, approvals and assignments listed in Section 3.5 of the Company Disclosure Schedule.

(f) Appraisal Rights. This Agreement and the Merger shall have been approved and adopted by the Requisite Shareholder Approval. Additionally, holders of no more than five percent (5%) of the outstanding shares of the Company Capital Stock entitled to vote on the matters contemplated hereby, voting as a single class on an as-converted to Company Common Stock basis, shall have exercised statutory rights of appraisal or shall have dissented under applicable law.

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(g) Section 280G Payments. With respect to any Section 280G Payment, the Company Shareholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its Subsidiaries shall not have any liabilities (or lose any available deductions) with respect to any Section 280G Payments.

(h) Termination of Code Section 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 6.9(b) hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all Code Section 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.9(b) hereof.

(i) Parent Common Stock. The Stock Consideration together with the number of shares of Parent Common Stock issuable upon exercise of Company Warrants or upon exercise of stock options granted under the Company Option Plans shall not be a number of shares of Parent Common Stock equal to or in excess of 20 percent of the number of shares of Parent Common Stock issued and outstanding immediately prior to the Closing Date.

(j) Tax Opinion of Parent’s Legal Counsel. Parent shall have received a written opinion from Ater Wynne LLP, legal counsel to Parent, in form and substance reasonably satisfactory to Parent to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, it being understood that in rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions and written representations of Parent and the Company, which such parties agree to provide to counsel.

(k) Company Certificate. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on behalf of the Company, certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(l) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company for and on behalf of the Company, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of the Company, (ii) the valid adoption of resolutions of the board of directors of the Company and the Company Shareholders approving and adopting this Agreement, the Merger and the consummation of the transactions contemplated hereby; and (iii) such other matters as may be reasonably requested by Parent.

(m) FIRPTA Certificate. Parent shall have received from the Company a properly executed statement, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

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(n) Company Warrants. All outstanding Company Warrants shall have been exercised or terminated at or prior to the Effective Date.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement (other than any such representations and warranties made only as of a specified date (including the date of this Agreement), which shall have been true and correct in all material respects only as of such particular date) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent or Merger Sub prior to or as of the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect.

(d) Parent Certificate. The Company shall have received a certificate, validly executed by an authorized officer of Parent for and on behalf of Parent, certifying to their Knowledge as to the matters set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

(e) Tax Opinion of the Company’s Legal Counsel. The Company shall have received a written opinion from Bullivant Houser Bailey, PC, legal counsel to the Company, in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions and written representations of Parent and the Company, which such parties agree to provide to counsel.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION; ESCROW FUND; ESCROW AGENT;

SHAREHOLDER REPRESENTATIVE

8.1 Survival. The representations and warranties of the Company set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until 11:59 p.m. (Oregon time) on the date that is fifteen (15) months following the Closing Date (the “Survival Date”); provided, however, that in the case of any fraud or any willful or intentional breach of a representation, warranty or covenant, the representations, warranties and/or covenants that are the subject of such fraud or willful or intentional breach shall survive until 11:59 p.m. (Oregon time) on the day of expiration of the applicable statute of limitations.

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8.2 Indemnification. The Company Shareholders (the “Indemnifying Parties”) shall jointly and severally indemnify and hold Parent and its officers, directors and affiliates, including the Surviving Corporation (collectively, the “Indemnified Parties”), harmless against any and all claims, losses, costs, damages, deficiencies, diminution in value, liabilities and expenses, including reasonable attorneys’ fees, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, sustained or incurred by the Indemnified Parties, or any of them, directly or indirectly, arising out of, in connection with or as a result of (a) the inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (b) any failure by the Company to perform or comply with any covenant required to be performed by it prior to the Effective Time and contained in this Agreement, (c) any failure of the Spreadsheet to be true and correct in any respect, (d) any discrepancies between the Estimated Closing Balance Sheet and the Final Closing Balance Sheet, including any inaccuracies in the Company’s calculation of the Cash Balance, Net Working Capital, Company Debt or Transaction Expenses solely if (and to the extent that) any such inaccuracy would have reduced the Merger Consideration issuable or payable in the Merger pursuant to this Agreement, (e) any inaccuracy or breach of any of the representations or warranties in Section 3.12(c), 3.20(f), 3.26 or 3.30 of this Agreement regardless of any information set forth in the Company Disclosure Schedule, and (f) any Dissenting Share Payments. The Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Company, Parent, or the Surviving Corporation with respect to any Loss claimed by an Indemnified Party.

8.3 Limitations on Indemnification.

(a) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the indemnification provisions set forth in Section 8.2 shall be the sole and exclusive remedy under this Agreement for the matters set forth therein.

(b) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Escrow Amount shall be held as the Indemnified Parties’ security for the Indemnifying Parties’ indemnification obligations under Section 8.2. Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Escrow Amount shall be the Indemnified Parties’ sole and exclusive security for indemnification claims under Section 8.2 and recovery against the Escrow Amount shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for indemnification claims under Section 8.2.

(c) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the maximum amount that the Indemnified Parties may recover from each of the Indemnifying Parties pursuant to the indemnity set forth in Section 8.2 shall be an amount equal to each such Indemnifying Party’s Pro Rata Portion of the Escrow Amount.

(d) Subject to Section 8.3(e) and 8.3(f) below, if the transactions contemplated hereby are consummated, the Indemnified Parties may not recover pursuant to the indemnity set forth in Section 8.2(a) unless and until one or more Officer’s Certificates

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identifying Losses of $25,000 individually and in excess of $375,000, in the aggregate (the “Threshold”) has or have been delivered to the Shareholder Representative in accordance with this Agreement, in which case Parent shall be entitled to recover pursuant to the indemnity set forth in Section 8.2(a) all such Losses (including the amount of the Threshold); provided, however, that the foregoing limitation shall not apply to indemnification claims under Sections 8.2(b)-(f).

(e) Nothing in this Agreement shall limit any rights or remedies an Indemnified Party may have under applicable law, whether pursuant to a proceeding at law or equity, against any Person arising out of fraud.

(f) It is understood that nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other parties’ obligations under this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that any Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

8.4 Indemnification Claims.

(a) Parent shall give notice of any claim for indemnification under Section 8.2 by delivering an Officer’s Certificate (as defined below) to the Shareholder Representative, with a copy to the Escrow Agent, for any claim for indemnification, at any time prior to the last day of the Escrow Period. For all purposes of and under this Agreement, the term “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses, or reasonably anticipates that it will pay, sustain or incur Losses and setting forth the amount of such Losses, (ii) specifying in reasonable detail the individual items of Loss included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item of Loss was paid, sustained or incurred, or the basis for such reasonably anticipated Loss(es), (iii) a brief description in reasonable detail (to the extent available to Parent) of the facts, circumstances or events giving rise to each item of Loss based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint relating thereto, and (iv) the basis for indemnification under Section 8.2 to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant).

(b) If the Shareholder Representative shall not object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in an Officer’s Certificate delivered by Parent pursuant to Section 8.4(a) within thirty (30) calendar days after the Shareholder Representative’s receipt of such Officer’s Certificate, the Shareholder Representative shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnifying Parties, (i) to the Indemnified Party recovery of the full amount of all such items of Loss set forth in such Officer’s Certificate solely to the extent that such Losses do not exceed the

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Escrow Amount at such time, and (ii) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties, subject to the limitations set forth in Section 8.3(b) of this Agreement, for such items of Loss in any court having competent jurisdiction over the matter. Upon receipt of any Officer’s Certificate, the Escrow Agent shall not release any portion of the Escrow Amount to Parent or any other Indemnified Party or Parties pursuant to this Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Shareholder Representative to release any portion of the Escrow Amount, or (ii) the Shareholder Representative shall have failed to object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in such Officer’s Certificate within thirty (30) calendar days after the Shareholder Representative’s receipt of such Officer’s Certificate.

(c) In the event that the Escrow Agent shall receive written authorization from the Shareholder Representative to release to Parent or any other Indemnified Party or Parties any portion of the Escrow Amount pursuant to Section 8.4(b), the Escrow Agent shall release such portion of the Escrow Amount in accordance with such written instructions, provided that any distributions to Parent or any other Indemnified Party or Parties shall be made from cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate). In the event that the Shareholder Representative shall have failed to object in writing pursuant to Section 8.4(d) to any individual items of Loss set forth in an Officer’s Certificate relating to a claim for indemnification pursuant to Section 8.2 within thirty (30) calendar days after the Shareholder Representative’s receipt of such Officer’s Certificate, the Escrow Agent shall promptly release to Parent or any other Indemnified Party or Parties (as instructed by Parent in writing) an amount of cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate) equal to the amount of all such items of Loss specified in such Officer’s Certificate with respect to which the Shareholder Representative has not objected in writing pursuant to Section 8.4(d). Any cash (and Parent Common Stock) released to Parent or any other Indemnified Party or Parties pursuant to the preceding sentence shall be deemed to reduce each Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its Pro Rata Portion of the Escrow Fund.

(d) In the event that the Shareholder Representative shall seek to contest any individual items of Loss set forth in an Officer’s Certificate received from Parent pursuant to Section 8.4(b), the Shareholder Representative shall notify Parent in writing, within thirty (30) calendar days after receipt of such Officer’s Certificate, of the Shareholder’s Representative’s objection, which notice shall set forth a brief description in reasonable detail of the Shareholder Representative’s basis for objecting to each item of Loss based on the Shareholder Representative’s good faith belief thereof. Upon Parent’s receipt of a written notice of objection from the Shareholder Representative pursuant to the preceding sentence, Parent and the Shareholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Loss. If the Shareholder Representative and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Loss shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the instructions set forth in any such memorandum, provided that any distributions to Parent or any other Indemnified Party or Parties shall be made from cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate).

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(e) If within sixty (60) days after the Shareholder Representative’s receipt of such Officer’s Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Loss set forth in an Officer’s Certificate, either Parent or the Shareholder Representative may bring suit in the courts of the State of Oregon and the Federal courts of the United States of America, in each case, located within the county of Multnomah in the State of Oregon to resolve the matter. Any final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction, provided that any distributions to Parent or any other Indemnified Party or Parties shall be made from cash (and Parent Common Stock if the amount of cash in the Escrow Amount is inadequate).

(f) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Indemnifying Parties, at its sole option and expense, to participate in, but not to determine or conduct, the defense of such claim. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter or whether the Indemnified Parties are entitled to indemnification hereunder with respect thereto. In the event that the Shareholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

(g) For purposes of determining the amount of Parent Common Stock to be delivered out of the Escrow Amount to Parent or any other Indemnified Party or Parties pursuant to this Article VIII, shares of Parent Common Stock will be deemed to have a value per share equal to the Parent Signing Trading Price. If Parent is entitled to a delivery of Parent Common Stock hereunder, Parent shall calculate how many shares or Parent Common Stock shall be delivered to it and the Escrow Agent shall have no duty or obligation to make any deliveries of Parent Common Stock hereunder unless it has received such calculations from Parent.

8.5 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate the Indemnified Parties for any indemnification claims arising under Section 8.2.

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(b) Escrow Periods; Distribution of Escrow Funds upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time. Any and all amounts remaining in the Escrow Fund (less any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unresolved claims specified in any Officer’s Certificate that is delivered to the Escrow Agent prior to the Survival Date with respect to facts and circumstances existing on or prior to the Survival Date) shall be released from the Escrow Fund as promptly as practicable after the Survival Date (such fifteen-month period, the “Escrow Period”). Following the termination of the Escrow Period, the Escrow Agent shall deliver to each of the Indemnifying Parties such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund not required to satisfy any then pending claims against the Escrow Fund, and shall deliver to each of the Indemnifying Parties such Person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund, if any, following resolution of all such claims. Upon termination of the Escrow Period, Parent and the Shareholder’s Representative shall jointly notify the Escrow Agent in writing that the Escrow Fund may be distributed and the allocation of such distribution. The Escrow Agent will incur no liability, and shall be fully protected, in relying on such joint notice and shall have no obligation to take any action until it has received such notice.

(c) Protection of Escrow Fund; Interest in Escrow Fund; Dividends on Parent Common Stock in Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat the Escrow fund in accordance with the terms of this Agreement and not as the property of Parent (except as otherwise provided in Section 8.6(c)(ii)) and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii) The Escrow Fund shall be invested in shares of the Dreyfus General Money Market Fund/B and any interest paid on such cash portion of the Escrow Fund shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims and, if not delivered to Parent in satisfaction of claims for Losses, shall be distributed to the Indemnifying Parties in accordance with such Person’s Pro Rata Portion of the Escrow Fund in accordance with Section 8.5(b). The parties and the Escrow Agent hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent.

(iii) All dividends paid on Parent Common Stock in the Escrow Fund shall be distributed to the Indemnifying Parties in accordance with such Person’s Pro Rata Portion of the Escrow Fund as promptly as practicable after the date such dividends are paid to the Escrow Fund. The Shareholder’s Representative shall provide the Escrow Agent with written directions regarding each Person’s Pro Rata Portion of such distribution.

(d) Escrow Agent.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are expressly set forth herein with no implied duties, and as expressly set forth in

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any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Shareholder Representative and approved by the Escrow Agent and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent in the exercise of reasonable judgment absent gross negligence or willful misconduct.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or processes of courts of law or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e). In the event that the Escrow Agent shall obey or comply with any such order, judgment or decree of any court or the arbitrator or arbitrators selected and authorized to act pursuant to Section 8.4(e), the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any Person for damages, losses, liabilities, penalties, claims, settlements, judgments, costs or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (each as may be finally determined by a court of competent jurisdiction). Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent hereunder. The Escrow Agent shall not incur any liability for any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected and shall incur no liability with respect to any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, punitive, incidental or consequential damages which the parties may incur or experience by reason of having entered

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into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware or the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdown or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrowed Amount held in escrow at any time, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent, Company or any Shareholder or other Person for refraining from taking such action, unless the Escrow Agent receives written instructions signed by Parent and the Shareholder’s Representative which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent.

(viii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all claims, costs, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The indemnity provided herein shall survive the resignation and replacement of the Escrow Agent and termination of this Agreement, and the termination and expiration of the Escrow Fund. The costs and expenses of enforcing this right of indemnification shall be paid by Parent.

(ix) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Shareholder Representative; provided, however,

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that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Oregon. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent hereunder. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e) Escrow Agent Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties or the Escrow Agent request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(f) Successor Escrow Agents. Any Person into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Person in its individual capacity shall be a party, or any Person to which substantially all of the business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(g) Survival. The provisions of this Article VIII, with respect to the Escrow Agent, shall survive any resignation or removal of the Escrow Agent and any termination of this agreement.

8.6 Shareholder Representative.

(a) In the event that this Agreement is adopted by the Company Shareholders, effective upon such vote, and without any further action of any Indemnifying Party, Paul E. Gulick shall be appointed as the Indemnifying Parties’ agent and attorney-in-fact as the Shareholder Representative for and on behalf of to give and receive notices and communications, to authorize payment to Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act as proxy for the Indemnifying Parties with respect to any shareholder vote or consent with respect to the Parent Common Stock held in the Escrow Fund, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the

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terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than fifteen (15) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of at least a majority of the interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Indemnifying Parties. The Indemnifying Parties shall, based on their Pro Rata Portions of the Escrow Fund, be responsible for the payment of all fees and expenses reasonably incurred by the Shareholder Representative in performing its duties under this Agreement, and the Shareholder Representative shall have the right to have any such fees and expenses reimbursed from the Escrow Fund prior to any distribution to the Indemnified Parties of any amounts in the Escrow Fund, to the extent available.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

(c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company if the Closing Date shall not have occurred by November 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c) by either Parent or the Company, if the Requisite Shareholder Approval has not been obtained at a meeting of the Company’s shareholders duly called and held in accordance with the Company’s Articles of Incorporation and bylaws, or any postponement or adjournment thereof or pursuant to an action by written consent executed by the Company Shareholders; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure to obtain the Requisite Shareholder Approval at a meeting of the Company Shareholders or pursuant to an action by written consent of the Company Shareholders and such action or failure to act constitutes a breach of this Agreement;

(d) by either Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal;

(e) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, that would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(f) by Parent if (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) by the Company if (i) it is not in material breach of its representations, warranties, covenants or agreements under this Agreement and (ii) there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(h) by the Company, if the volume weighted average prices of one share of Parent Common Stock on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article VII shall have been satisfied or waived, shall be an amount per share less than the product obtained by multiplying the Parent Signing Trading Price by .75 (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination);

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(i) by Parent, if the volume weighted average prices of one share of Parent Common Stock on the Nasdaq National Market for each of the ten (10) consecutive trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article VII shall have been satisfied or waived, shall be an amount per share greater than the product obtained by multiplying the Parent Signing Trading Price by 1.25 (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination);

(j) by the Company (at any time prior to approval of this Agreement by the Requisite Shareholder Approval) if it receives a Superior Proposal as defined in Section 6.2(b) of this Agreement provided that the Company is not in material breach of this Agreement, including, but not limited to, the provisions of Section 5.2(a) of this Agreement; or

(k) By Parent (at any time prior to approval of this Agreement by the Requisite Shareholder Approval) if a Triggering Event shall have occurred.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 9.2 and Section 9.3, there shall be no liability or obligation hereunder on the part of any of the parties and the Escrow Agent hereto or their respective officers, directors, shareholders, or Affiliates); provided, however, that (a) this Section 9.2, Section 9.3 and Article X shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

9.3 Expenses; Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f) or 9.1(k), or by the Company pursuant to Section 9.1(j), then the Company shall pay Parent an amount equal to Parent’s reasonable, actual and documented expenses in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated by the Company pursuant to Section 9.1(g), then Parent shall pay the Company an amount equal to the Company’s reasonable, actual and documented expenses in connection with transactions contemplated by this Agreement. All such amounts shall be payable by wire transfer of immediately available funds no later than five business days after receipt of documentation of such expenses.

(b) In the event that this Agreement (i) is terminated pursuant to Section 9.1(c), (ii) after the date hereof but prior to the vote on this Agreement by the Company Shareholders, an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn and (iii) within twelve (12) months of the date on which this Agreement is terminated pursuant to Section 9.1(c), the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Acquisition Proposal that is subsequently consummated, the Company shall pay to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by an Acquisition Proposal $2,000,000 (the “Termination Fee”). In the event that this Agreement is terminated pursuant to Section 9.1(j) or Section 9.1(k), the Company shall pay to Parent, within two Business Days thereafter, the Termination Fee.

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9.4 Amendment. This Agreement may be amended by the parties and the Escrow Agent hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company; provided that after the adoption of this Agreement by the Company’s shareholders, no amendment that reduces the Merger Consideration or that would materially adversely affect the Company’s shareholders may be made without the further approval of the Company’s shareholders; provided, further, that the Escrow Agent shall not be required to enter into any amendment which would adversely affect its interests under this Agreement and no amendment will be effective against the Escrow Agent unless the Escrow Agent has agreed to such amendment.

9.5 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party set forth herein; provided, that if such extension or waiver negatively affects the interest of the Escrow Agent, no such extension or waiver will be effective unless the Escrow Agent has agreed in writing to such extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X.

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or the Company (following the Closing), to:

Planar Systems, Inc.

1195 NW Compton Drive

Beaverton, OR 97006-1992

Attention: Chief Executive Officer

Telephone No.: (503) 748-1100

Facsimile No.: (503) 748-1541

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with a copy to:

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, OR 97201-6618

Attention: Gregory E. Struxness, Esq.

Telephone No.: (503) 226-1191

Facsimile No.: (503) 226-0079

(b)	if to the Company (prior to the Closing) to:

Clarity Visual Systems, Inc.

27350 SW 95th Ave., Suite 3038

Wilsonville, OR 97070

Attention: Chief Executive Officer

Telephone No.: (503) 570-0700

Facsimile No.: (503) 682-9441

with a copy to:

Scott E. Bartel, Esq.

Bullivant Houser Bailey, PC

1415 L Street, Suite 1000

Sacramento, CA 95814

Telephone No.: (916) 930-2513

Facsimile No.: (916) 930-2501

(c)	If to the Shareholder Representative, to:

Paul E. Gulick

27350 SW 95th Ave., Suite 3038

Wilsonville, OR 97070

Telephone No.: (503) 570-0700

Facsimile No.: (503) 682-9441

(d)	If to the Escrow Agent, to:

Mellon Investor Services LLC

520 Pike Street, Suite 1220

Seattle, WA 98101

Telephone No. (206) 674-3030

Facsimile No.: (206) 674-3059

with a copy to (which shall not constitute notice):

Mellon Investor Services LLC

480 Washington Blvd., 27th Fl.

Jersey City, NJ 07310

Facsimile: (201) 680-4610

Attention: General Counsel

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10.2 Public Disclosure. No party shall issue any statement or communication to any third party (other than to their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules and regulations of The Nasdaq National Market; provided that Parent shall first use its reasonable best efforts to consult with the Company about the form and substance of such disclosure.

10.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.6, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement dated February 28, 2006 (the “Nondisclosure Agreement”) between the Company and Parent.

10.4 Entire Agreement. Other than with respect to the Escrow Agent, for whom this Agreement constitutes the entire agreement, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5 No Third Party Beneficiaries. Except for the provisions of Article II and Section 6.17, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to confer upon any other Person any rights or remedies hereunder.

10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as

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reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that Oregon Law shall require that Oregon Law be applied to the Merger; provided, however, that all provisions regarding the rights, duties, and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws (without regard to principles of conflicts of law) of the State of New York applicable to contracts to be performed entirely within such state.

10.10 Choice of Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Multnomah County, State of Oregon in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Oregon for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process; provided, however, regarding only the Escrow Agent, New York County of New York and the laws of the State of New York shall be proper with respect to jurisdiction, venue and service of process. Each party, other than the Escrow Agent, agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

PLANAR SYSTEMS, INC.

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President and Chief Executive Officer

CORNELL ACQUISITION CORPORATION

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President

CLARITY VISUAL SYSTEMS, INC.

By:	/s/ Paul E. Gulick
Paul E. Gulick
President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ Paul E. Gulick
Paul E. Gulick

MELLON INVESTOR SERVICES LLC

By:	/s/ Thomas L. Cooper
Thomas L. Cooper
Client Relationship Executive

Signature Page – Agreement and Plan of Merger and Reorganization